UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14 (a)
OF THE SECURITIES EXCHANGE ACT OF 1934
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☐	Preliminary Proxy Statement

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

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INTEVAC, INC.
(Exact Name of Registrant as Specified in its Charter)
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April 3, 2008

Dear Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Intevac, Inc., a Delaware corporation, which will be held Thursday, May 15, 2008, at 4:30 p.m., local time, at our principal executive offices located at 3560 Bassett Street, Santa Clara, California 95054. The accompanying notice of Annual Meeting, proxy statement and form of proxy card are being distributed to you on or about April 4, 2008.

Details regarding admission to the Annual Meeting and the business to be conducted are described in the accompanying proxy materials. Also included is a copy of our 2007 Annual Report. We encourage you to read this information carefully.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the Internet, by telephone or by mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend in person. Please review the instructions on the proxy card regarding each of these voting options.

Thank you for your ongoing support of Intevac. We look forward to seeing you at the Annual Meeting. Please notify Joanne Diener at (408) 496-2242 if you plan to attend.

Sincerely yours,

Kevin Fairbairn
President and Chief Executive Officer

INTEVAC, INC.
3560 Bassett Street
Santa Clara, California 95054

NOTICE OF ANNUAL MEETING
FOR 2008 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	Thursday, May 15, 2008 at 4:30 p.m., Pacific time.
Place:	Intevac’s principal executive offices, located at: 3560 Bassett Street, Santa Clara, California 95054.
Items of Business:	(1) To elect directors to serve for the ensuing year or until their respective successors are duly elected and qualified.
(2) To approve an amendment to the 2004 Equity Incentive Plan to increase the number of shares reserved for issuance thereunder by 500,000.
(3) To ratify the appointment of Grant Thornton LLP as Intevac’s independent public accountants for the fiscal year ending December 31, 2008.
(4) To transact such other business as may properly come before the Annual Meeting.
These items of business are more fully described in the proxy statement accompanying this notice.
Adjournments and Postponements:	Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.
Record Date:	You are entitled to vote if you were a stockholder of record as of the close of business on March 26, 2008.
Voting:	Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the proxy statement and submit your proxy card or vote on the Internet or by telephone as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About Procedural Matters” and the instructions on the enclosed proxy card.

All stockholders are cordially invited to attend the Annual Meeting in person.

By Order of the Board of Directors,

JEFFREY ANDRESON
Vice President, Finance and Administration,
Chief Financial Officer, Treasurer and Secretary

This notice of Annual Meeting, proxy statement and accompanying form of proxy card are being distributed on or about April 4, 2008.

INTEVAC, INC.
3560 Bassett Street
Santa Clara, California 95054

PROXY STATEMENT
FOR 2008 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT PROCEDURAL MATTERS

Annual Meeting

Q:	Why am I receiving these proxy materials?

A:	The Board of Directors of Intevac, Inc. is providing these proxy materials to you in connection with the solicitation of proxies for use at the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) to be held Thursday, May 15, 2008 at 4:30 p.m., Pacific time, or at any adjournment or postponement thereof for the purpose of considering and acting upon the matters set forth herein. The notice of Annual Meeting, this proxy statement and accompanying form of proxy card are being distributed to you on or about April 4, 2008.

Q:	Where is the Annual Meeting?

A:	The Annual Meeting will be held at Intevac’s principal executive offices, located at 3560 Bassett Street, Santa Clara, California 95054. The telephone number at that location is 408-986-9888.

Q:	Can I attend the Annual Meeting?

A:	You are invited to attend the Annual Meeting if you were a stockholder of record or a beneficial owner as of March 26, 2008. You should bring photo identification for entrance to the Annual Meeting. The meeting will begin promptly at 4:30 p.m., Pacific time.

Stock Ownership

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Stockholders of record — If your shares are registered directly in your name with Intevac’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record.” These proxy materials have been sent directly to you by Intevac.

Beneficial owners — Many Intevac stockholders hold their shares through a broker, trustee or other nominee, rather than directly in their own name. If your shares are held in a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of shares held in “street name.” The proxy materials have been forwarded to you by your broker, trustee or nominee, who is considered, with respect to those shares, the stockholder of record.

As the beneficial owner, you have the right to direct your broker, trustee or other nominee on how to vote your shares. For directions on how to vote shares beneficially held in street name, please refer to the voting instruction card provided by your broker, trustee or nominee. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote those shares at the Annual Meeting.

Quorum and Voting

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:	The presence of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they (1) are present in person at the Annual Meeting or (2) have properly submitted a proxy.

Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting.

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Q:	Who is entitled to vote at the Annual Meeting?

A:	Holders of record of Intevac’s common stock, par value $0.001 per share (the “Common Stock”) at the close of business on March 26, 2008 (the “Record Date”) are entitled to receive notice of and to vote their shares at the Annual Meeting. Such stockholders are entitled to cast one vote for each share of Common Stock held as of the Record Date.

At the Record Date, we had 21,676,198 shares of our Common Stock outstanding and entitled to vote at the Annual Meeting, held by 124 stockholders of record. We believe that approximately 8,200 beneficial owners hold shares through brokers, fiduciaries and nominees. No shares of Intevac’s preferred stock were outstanding.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy card or voting instructions as described below, so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For instructions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instructions provided to you by your broker, trustee or nominee.

By mail — Stockholders of record of Intevac Common Stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Intevac stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instructions provided by their brokers, trustees or nominees and mailing them in the accompanying pre-addressed envelopes.

By Internet — Stockholders of record of Intevac Common Stock with Internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards until 11:00 p.m., Pacific time, on May 14, 2008. Most Intevac stockholders who hold shares beneficially in street name may vote by accessing the web site specified in the voting instructions provided by their brokers, trustees or nominees. Please check the voting instructions for Internet voting availability.

By telephone — Stockholders of record of Intevac Common Stock who live in the United States, Puerto Rico or Canada may submit proxies by following the “Vote by Phone” instructions on their proxy cards until 11:00 p.m., Pacific time, on May 14, 2008. Most Intevac stockholders who hold shares beneficially in street name may vote by phone by calling the number specified in the voting instructions provided by their brokers, trustees or nominees. Please check the voting instructions for telephone voting availability

Q:	What proposals will be voted on at the Annual Meeting?

A:	At the Annual Meeting, stockholders will be asked to vote on:

(1) The election of directors to serve for the ensuing year or until their respective successors are duly elected and qualified;

(2) An amendment to the 2004 Equity Incentive Plan to increase the number of shares reserved for issuance thereunder by 500,000; and

(3) The ratification of the appointment of Grant Thornton LLP as independent public accountants of Intevac for the fiscal year ending December 31, 2008.

Q:	What is the voting requirement to approve each of the proposals?

A:	Proposal One — A plurality of the votes cast is required for the election of directors. You may vote “FOR” or “WITHHOLD” on each of the six nominees for election as director. The six nominees for director receiving the highest number of affirmative votes will be elected as directors of Intevac to serve for a term of one year or until their respective successors have been duly elected and qualified. Abstentions and broker non-votes will not affect the outcome of the election.

Proposal Two — The affirmative vote of a majority of votes represented and voting at the Annual Meeting “votes cast” is required for approval of the amendment to add an additional 500,000 shares to the Intevac 2004 Equity Incentive Plan. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal.

Proposal Three — The affirmative vote of a majority of votes cast is required to ratify the appointment of Grant Thornton LLP as Intevac’s independent public accountants. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal.

Stockholder ratification of the selection of Grant Thornton LLP as Intevac’s independent public accountants is not required by our Bylaws or other applicable legal requirements. However, the Board is submitting the selection of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year, if it determines that such a change would be in the best interests of Intevac and its stockholders.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors recommends that you vote your shares:

• “FOR” the election of all of the nominees as director listed in Proposal One;

• “FOR” the adoption of the amendment to add an additional 500,000 shares to the Intevac 2004 Equity Incentive Plan; and

• “FOR” the proposal to ratify the selection of Grant Thornton LLP as Intevac’s independent public accountants for the fiscal year ending December 31, 2008.

Q:	If I sign a proxy, how will it be voted?

A:	All shares entitled to vote and represented by properly executed proxy cards received prior to the applicable deadlines described above (and not revoked) will be voted at the Annual Meeting in accordance with the instructions indicated on those proxy cards. If no instructions are indicated on a properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board of Directors.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. Intevac does not currently anticipate that any other matters will be raised at the Annual Meeting.

Q:	Can I change or revoke my vote?

A:	Subject to any rules and deadlines your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

If you are a stockholder of record, you may change your vote by (1) filing with Intevac’s Secretary, prior to your shares being voted at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy card relating to the same shares, or (2) by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). A stockholder of record that has voted on the Internet or by telephone may also change his or her vote by making a timely and valid later Internet or telephone vote.

If you are a beneficial owner of shares held in street name, you may change your vote (1) by submitting new voting instructions to your broker, trustee or other nominee or (2) if you have obtained a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares, by attending the Annual Meeting and voting in person.

Any written notice of revocation or subsequent proxy card must be received by Intevac’s Secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to Intevac’s Secretary or should be sent so as to be delivered to Intevac’s principal executive offices, Attention: Corporate Secretary.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	Intevac will bear all expenses of this solicitation, including the cost of preparing and mailing these proxy materials. Intevac may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of Intevac may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Intevac may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Our costs for such services, if retained, will not be significant.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We intend to announce preliminary voting results at the Annual Meeting and will publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal 2008.

Stockholder Proposals and Director Nominations

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including director nominations, for consideration at future stockholder meetings.

Requirements for stockholder proposals to be considered for inclusion in Intevac’s proxy materials — Stockholders may present proper proposals for inclusion in Intevac’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals in writing to Intevac’s Secretary in a timely manner. In order to be included in the proxy statement for the 2009 annual meeting of stockholders, stockholder proposals must be received by Intevac’s Secretary no later than December 5, 2008, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Requirements for stockholder proposals to be brought before an annual meeting — In addition, Intevac’s bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders. In general, nominations for the election of directors may be made by (1) the Board of Directors, (2) the Nominating and Governance Committee or (3) any stockholder entitled to vote who has delivered written notice to Intevac’s Secretary no later than the Notice Deadline (as defined below), which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations.

Intevac’s bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting given by or at the direction of the Board of Directors, (2) properly brought before the meeting by or at the direction of the Board of Directors or (3) properly brought before the meeting by a stockholder who has delivered written notice to the Secretary of Intevac no later than the Notice Deadline (as defined below).

The “Notice Deadline” is defined as that date which is 120 days prior to the one year anniversary of the date on which Intevac first mailed its proxy materials to stockholders for the previous year’s annual meeting of stockholders. As a result, the Notice Deadline for the 2009 annual meeting of stockholders is December 5, 2008.

If a stockholder who has notified Intevac of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, Intevac need not present the proposal for vote at such meeting.

If a stockholder intends to raise a proposal at our 2008 Annual Meeting of Stockholders that is not eligible for inclusion in the proxy statement relating to the meeting and the stockholder has failed to give us notice in accordance with the requirements set forth in the Securities Exchange Act by February 21, 2008 and the bylaw notice requirements set forth above are inapplicable or waived, the proxy holders will be allowed to use their discretionary authority when and if the proposal is raised at our 2008 Annual Meeting.

Q:	How may I obtain a copy of the bylaw provisions regarding stockholder proposals and director nominations?

A:	A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Secretary of Intevac. All notices of proposals by stockholders, whether or not included in Intevac’s proxy materials, should be sent to Intevac’s principal executive offices, Attention: Secretary.

Additional Information about the Proxy Materials

Q:	How can I obtain electronic copies of the proxy materials for the 2008 Annual Meeting?

A:	This proxy statement and Intevac’s Annual Report on Form 10-K for Fiscal 2007 are available electronically at the Investor Relations page of our website at www.intevac.com.

Q:	What should I do if I receive more than one set of proxy materials?

A:	You may receive more than one set of proxy materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each Intevac proxy card or voting instruction card that you receive to ensure that all your shares are voted.

Q:	How may I obtain a separate set of proxy materials or the 2007 Annual Report?

A:	If you share an address with another stockholder, each stockholder may not receive a separate copy of the proxy materials and 2007 Annual Report.

Stockholders who do not receive a separate copy of the proxy materials and 2007 Annual Report may request to receive a separate copy of the proxy materials and 2007 Annual Report by calling 408-986-9888 or by writing to Investor Relations at Intevac’s principal executive offices. Alternatively, stockholders who share an address and receive multiple copies of our proxy materials and 2007 Annual Report can request to receive a single copy by following the instructions above, although each stockholder of record or beneficial owner must still submit a separate proxy card.

Q:	What is the mailing address for Intevac’s principal executive offices?

A:	Intevac’s principal executive offices are located at 3560 Bassett Street, Santa Clara, California 95054.

Any written requests for additional information, additional copies of the proxy materials and 2007 Annual Report, notices of stockholder proposals, recommendations for candidates to the Board of Directors, communications to the Board of Directors or any other communications should be sent to this address.

PROPOSAL ONE

ELECTION OF DIRECTORS

At the Annual Meeting, six directors (constituting the entire board) are to be elected to serve until the next Annual Meeting of Stockholders and until a successor for any such director is elected and qualified, or until the death, resignation or removal of such director. The six candidates receiving the highest number of the affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of Intevac.

It is intended that the proxies will be voted for the six nominees named below unless authority to vote for any such nominee is withheld. All six nominees are currently directors of Intevac, and all were elected to the Board by the stockholders at the last Annual Meeting. Each person nominated for election has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable or will decline to serve. In the event, however, that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any other person who is designated by the current Board of Directors to fill the vacancy. The proxies solicited by this Proxy Statement may not be voted for more than six nominees.

Nominees

Set forth below is information regarding the nominees to the Board of Directors.

Name of Nominee	Position(s) with Intevac	Age

Norman H. Pond	Chairman of the Board	69
Kevin Fairbairn	President and Chief Executive Officer	54
David S. Dury	Director	59
Stanley J. Hill	Director	66
Robert Lemos	Director	67
Ping Yang	Director	55

The Board of Directors Recommends a Vote “For” all the Nominees Listed Above.

Business Experience of Nominees for Election as Directors

Mr. Pond is a founder of Intevac and has served as Chairman of the Board since February 1991. Mr. Pond served as President and Chief Executive Officer from February 1991 until July 2000 and again from September 2001 through January 2002. Mr. Pond holds a BS in physics from the University of Missouri at Rolla and an MS in physics from the University of California at Los Angeles.

Mr. Fairbairn joined Intevac as President and Chief Executive Officer in January 2002 and was appointed a director in February 2002. Before joining Intevac, Mr. Fairbairn was employed by Applied Materials from July 1985 to January 2002, most recently as Vice-President and General Manager of the Conductor Etch Organization with responsibility for the Silicon and Metal Etch Divisions. From 1996 to 1999, Mr. Fairbairn was General Manager of Applied’s Plasma Enhanced Chemical Vapor Deposition Business Unit and from 1993 to 1996, he was General Manager of Applied’s Plasma Silane CVD Product Business Unit. Mr. Fairbairn holds an MA in engineering sciences from Cambridge University.

Mr. Dury has served as a director of Intevac since July 2002. Mr. Dury is a co-founder of Mentor Capital Group, a venture capital firm formed in July 2000. From 1996 to 2000, Mr. Dury served as Senior Vice-President and Chief Financial Officer of Aspect Development, a software development firm. Mr. Dury holds a BA in psychology from Duke University and an MBA from Cornell University.

Mr. Hill was appointed as a director of Intevac in March 2004. Mr. Hill joined Kaiser Aerospace and Electronics Corporation, a privately held manufacturer of electronics and electro-optical systems, in 1969 and served as Chief Executive Officer and Chairman of both Kaiser and K Systems, Inc., Kaiser’s parent company, from 1997 until his retirement in 2000. Prior to his appointment as Chief Executive Officer, Mr. Hill served in a number of executive positions at Kaiser. Mr. Hill holds a BS in mechanical engineering from the University of Maine and a Master of engineering from the University of Connecticut and has completed post-graduate studies at the University of Santa Clara business school. He is also a director of First Aviation Services, Inc.

Mr. Lemos has served as a director of Intevac since August 2002. Mr. Lemos retired from Varian Associates, Inc. in 1999 after 23 years, including serving as Vice-President and Chief Financial Officer from 1988 to 1999. Mr. Lemos has a BS in business from the University of San Francisco, a JD in law from Hastings College and an LLM in law from New York University.

Dr. Yang was appointed as a director of Intevac in March 2006. Dr. Yang was employed by Taiwan Semiconductor Manufacturing Company beginning in 1997 and served as Vice-President of Research and Development from 1999 until 2005. Prior to joining TSMC, Dr. Yang worked at Texas Instruments from 1980 to 1997 where he was Director of Device and Design Flow. Dr. Yang is currently an independent consultant. Dr. Yang holds a BS in physics from National Taiwan University, and an MS and a PhD in electrical engineering from the University of Illinois. He is also a director of Credence and Apache Design Solutions.

PROPOSAL TWO

APPROVAL OF AN AMENDMENT TO THE INTEVAC 2004 EQUITY INCENTIVE PLAN TO INCREASE
THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER BY 500,000 SHARES

We have historically provided stock options as an incentive to our employees, directors and consultants to promote increased stockholder value. The Board of Directors and management believe that stock options and other types of equity awards are one of the primary ways to attract and retain key personnel responsible for the continued development and growth of the our business, and to motivate all employees to increase stockholder value. In addition, stock options are considered a competitive necessity in the high technology sector in which we compete.

As a result of the desire to attract, give further incentive to and retain current employees, officers and directors, options to purchase 750,000 shares were granted from the 2004 Equity Incentive Plan (the “2004 Plan”) during fiscal 2007. As of December 31, 2007, there were 2,587,854 unexercised options outstanding and 639,853 shares available for grant under the 2004 Plan, not including the 500,000 share increase subject to stockholder approval at this 2008 Annual Meeting. The unexercised options and shares available for grant represent 14.9% of the total Intevac shares outstanding at December 31, 2007. Including the 500,000 shares subject to stockholder approval at this 2008 Annual Meeting, the percentage will increase to 17.2% of the shares outstanding.

Proposed Amendment

At the 2008 Annual Meeting, we are asking our stockholders to approve an amendment to the 2004 Plan to increase the number of shares reserved for issuance under the 2004 Plan by 500,000 shares, to an aggregate of 3,400,000 shares reserved for issuance thereunder plus shares remaining from or that otherwise would return to the 1995 Stock Option/Stock Issuance Plan. The Board of Directors approved the proposed amendment to the 2004 Plan in February 2008, subject to stockholder approval at this 2008 Annual Meeting. The amendment to increase the number of shares reserved under the 2004 Plan is proposed in order to give the Board and the Compensation Committee of the Board greater flexibility to grant stock options and other types of equity awards. The Board and management believe that granting equity awards motivates higher levels of performance, aligns the interests of employees and stockholders by giving employees the perspective of owners with equity stakes in Intevac, and provides an effective means of recognizing employee contributions to our success. The Board and management also believe that equity awards are of great value in recruiting and retaining highly qualified technical and other key personnel who are in great demand, as well as rewarding and encouraging current employees and other service providers. Finally, the Board and management believe that the ability to grant equity awards will be important to our future success by helping us to accomplish these objectives.

Board of Directors’ Recommendation

The Board of Directors recommends that stockholders vote “For” the amendment to the 2004 Equity Incentive Plan to increase the number of shares reserved for issuance thereunder by 500,000 shares.

Summary of the 2004 Equity Incentive Plan

The following paragraphs provide a summary of the principal features of the 2004 Plan and its operation. The following summary is qualified in its entirety by reference to the 2004 Plan.

Background and Purpose of the Plan

The 2004 Plan permits the grant of the following types of incentive awards: (1) stock options, (2) stock appreciation rights, (3) restricted stock, (4) performance units, and (5) performance shares (individually, an “Award”). The 2004 Plan is intended to help us to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to employees, directors and consultants, and to promote the success of Intevac.

Administration of the Plan

Our Board of Directors or the Compensation Committee of our Board of Directors (in either case, the “Committee”) administers the 2004 Plan. Members of the Committee generally must qualify as “outside directors” under Section 162(m) of the Internal Revenue Code (so that we are entitled to receive a federal tax deduction for certain compensation paid under the 2004 Plan) and must meet such other requirements as are established by the Securities and Exchange Commission for plans intended to qualify for exemption under Rule 16b-3. For the plan to qualify for exemption under Rule 16b-3, members of the Committee must be “non-employee directors.” Notwithstanding the foregoing, the Board of Directors also may appoint one or more separate committees to administer the 2004 Plan.

Subject to the terms of the 2004 Plan, the Committee has the sole discretion to select the employees and consultants who will receive Awards, determine the terms and conditions of Awards (for example, the exercise price and vesting schedule), and interpret the provisions of the Plan and outstanding Awards.

A total of 1,200,000 shares of our Common Stock were originally reserved for issuance under the 2004 Plan, and an additional 900,000 and 800,000 shares were reserved and approved by the stockholders at the Company’s 2007 and 2006 Annual Meetings, respectively. Proposal Two, if approved, will raise the number of shares reserved by 500,000 shares, to 3,400,000 shares. No more than 20% of the shares reserved for issuance under the 2004 Plan may be issued pursuant to Awards that are not stock options or stock appreciation rights that are granted at exercise prices equal to 100% of the fair market value on the date of grant (that is, pursuant to Awards of restricted stock, performance units, performance shares, discounted stock options or discounted stock appreciation rights). In addition, shares which were reserved but not issued under our 1995 Stock Option/ Stock Issuance Plan (the “1995 Plan”) as of the effective date of the 2004 Plan, as well as any shares that would otherwise return to the 1995 Plan, upon cancellation or expiration of awards, are available for issuance under the 2004 Plan.

If an Award expires or is cancelled without having been fully exercised or vested, the unvested or cancelled shares generally will be returned to the available pool of shares reserved for issuance under the 2004 Plan. Also, if we experience a stock split, reverse stock split, stock dividend, combination or reclassification of our common stock or other similar change in our capital structure, the Committee shall adjust the number of shares available for issuance under the 2004 Plan, the price and number of shares subject to outstanding Awards, and the per-person limits on Awards, as appropriate to reflect the stock dividend or other change.

Eligibility to Receive Awards

The Committee selects the employees, directors and consultants who will be granted Awards under the 2004 Plan. The actual number of individuals who will receive an Award under the Plan cannot be determined in advance because the Committee has the discretion to select the participants. As of March 26, 2008, approximately 450 employees, directors and consultants would be eligible to participate in the 2004 Plan.

Stock Options

A stock option is the right to acquire shares of our Common Stock at a fixed exercise price for a fixed period of time. Under the 2004 Plan, the Committee may grant non-statutory stock options and/or incentive stock options (which entitle employees, but not Intevac, to more favorable tax treatment). The Committee determines the number of shares covered by each option, but during any fiscal year, no participant may be granted a combination of options or stock appreciation rights for more than 200,000 shares, except that a participant may be granted a combination of options or stock appreciation rights for an additional 300,000 shares in connection with his or her initial employment.

The exercise price of the shares subject to each option is set by the Committee but cannot be less than 100% of the fair market value (on the date of grant) of the shares covered by incentive stock options or by non-statutory options that are intended to qualify as “performance-based” under Section 162(m) of the Internal Revenue Code. In addition, the exercise price of an incentive stock option must be at least 110% of fair market value if (on the grant date) the participant owns stock possessing more than 10% of the total combined voting power of all classes of our stock or any of our subsidiaries. The aggregate fair market value of the shares (determined on the grant date) covered by incentive stock options that first become exercisable by any participant during any calendar year also may not exceed $100,000.

An option granted under the 2004 Plan cannot generally be exercised until it becomes vested. Options become exercisable at the times and on the terms established by the Committee at the time of grant. Options granted under the 2004 Plan expire at the times established by the Committee, but the term of an incentive stock option cannot be greater than 10 years after the grant date (5 years in the case of an incentive stock option granted to a participant who owns stock possessing more than 10% of the total combined voting power of all classes of our stock or any of our subsidiaries).

The exercise price of each option granted under the 2004 Plan must be paid in full at the time of exercise. The exercise price may be paid in any form determined by the Committee, including, but not limited to, cash, check, surrender of certain shares, or pursuant to a cashless exercise program. The Committee may also permit, in some cases, the exercise price to be paid by means of a promissory note or through a reduction in the amount of our liability to the participant.

After a termination of service with Intevac, a participant will be able to exercise the vested portion of his or her option for the period of time stated in the Option agreement. If no such period of time is stated in the participant’s Option agreement, the participant will generally be able to exercise his or her option for (i) three months following his or her termination for reasons other than death or disability, and (ii) twelve months following his or her termination due to death or disability.

Stock Appreciation Rights

Stock appreciation rights are awards that grant the participant the right to receive an amount, payable in cash or stock as specified at the time of grant, equal to (1) the number of shares exercised, times (2) the amount by which our then current stock price exceeds the exercise price. The exercise price will be set on the date of grant, but can vary in accordance with a predetermined formula. An individual will be able to profit from a stock appreciation right only if the fair market value of our stock increases above the exercise price.

Awards of stock appreciation rights may be granted in connection with all or any part of an option, either concurrently with the grant of an option or at any time thereafter during the term of the option, or may be granted independently of options. There are three types of stock appreciation rights available for grant under the 2004 Plan. A “tandem” stock appreciation right is a stock appreciation right granted in connection with an option that entitles the participant to exercise the stock appreciation right by surrendering to us a portion of the unexercised related option. A tandem stock appreciation right may be exercised only with respect to the shares for which its related option is then exercisable. An “affiliated” stock appreciation right is a stock appreciation right granted in connection with an option that is automatically deemed to be exercised upon the exercise of the related option, but does not necessitate a reduction in the number of shares subject to the related option. A “freestanding” stock appreciation right is one that is granted independent of any options. No participant may be granted a combination of options or stock appreciation rights covering more than 200,000 shares in any fiscal year, except that a participant may be granted a combination of options or stock appreciation rights covering an additional 300,000 shares in connection with his or her initial employment.

The Committee determines the terms of stock appreciation rights, except that the exercise price of a tandem or affiliated stock appreciation right must be equal to the exercise price of the related option. When a tandem stock appreciation right granted in connection with an option is exercised, the related option, to the extent surrendered, will cease to be exercisable. A tandem or affiliated stock appreciation right that is granted in connection with an option will be exercisable until, and will expire, no later than the date on which the related option ceases to be exercisable or expires. A freestanding stock appreciation right that is granted without a related option will be exercisable, in whole or in part, at such time as the Committee specifies in the stock appreciation right agreement.

The participant who exercises a stock appreciation right will receive from us an amount equal to the excess of the fair market value of a share on the date of exercise of the stock appreciation right over the exercise price times the number of shares with respect to which the stock appreciation right is exercised. Our obligation arising upon the exercise of a stock appreciation right may be paid in shares or in cash, or any combination thereof, as the Committee may determine.

No stock appreciation right may have a term of more than ten years from the date of grant. After termination of service with Intevac, a participant will be able to exercise the vested portion of his or her stock appreciation right for the period of time stated in the Award agreement. If no such period of time is stated in a participant’s Award agreement, a participant will generally be able to exercise his or her vested stock appreciation rights for the same period of time as applies to stock options.

Restricted Stock

Awards of restricted stock are shares that are issued to participants but that vest in accordance with the terms and conditions established by the Committee. Awards of restricted stock are rights to acquire or purchase shares of our common stock, which vest in accordance with the terms and conditions established by the Administrator in its sole discretion. For example, the Committee may set restrictions based on the achievement of specific performance goals. The Committee, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

The Committee determines the number of shares of restricted stock granted to any employee or consultant, but no participant may be granted more than 125,000 shares of restricted stock in any fiscal year, except that a participant may be granted up to an additional 175,000 shares of restricted stock in connection with his or her initial employment.

In determining whether an Award of restricted stock should be made, and/or the vesting schedule for any such Award, the Committee may impose whatever conditions to vesting as it determines to be appropriate. Upon termination of service, unvested shares of restricted stock generally will be forfeited.

Performance Units and Performance Shares

Performance units and performance shares are Awards that will result in a payment to a participant only if performance objectives established by the Committee are achieved or the Awards otherwise vest. The applicable performance objectives will be determined by the Committee, and may be based upon the achievement of Company-wide, divisional or individual goals or upon any other basis determined by the Committee. Performance units have an initial value that is established by the Committee on or before the date of grant. Performance shares have an initial value equal to the fair market value of a share on the date of grant. The Committee determines the number of performance units and performance shares granted to a participant, but no participant may be granted performance units with an initial value greater $750,000 or granted more than 125,000 performance shares in any fiscal year, except that a participant may be granted performance units with an initial value up to an additional $750,000 and/or an additional 175,000 performance shares in connection with his or her initial employment.

Performance Goals

Under Section 162(m) of the Internal Revenue Code, the annual compensation paid to our Chief Executive Officer and to each of our other four most highly compensated executive officers may not be deductible to the extent it exceeds $1 million. However, we are able to preserve the deductibility of compensation in excess of $1 million if the conditions of Section 162(m) are met. These conditions include stockholder approval of the 2004 Plan (including this amendment), setting limits on the number of Awards that any individual may receive and, for Awards other than options, establishing performance criteria that must be met before the Award actually will vest or be paid.

We have designed the 2004 Plan so that it permits us to pay compensation that qualifies as performance-based under Section 162(m). Thus, the Committee (in its discretion) may make performance goals applicable to a participant with respect to an Award. At the Committee’s discretion, one or more of the following performance goals may apply (all of which are defined in the 2004 Plan): cost of sales as a percentage of sales, earnings per share, free cash flow, marketing and sales expenses as a percentage of sales, net income as a percentage of sales, operating margin, revenue, total stockholder return and working capital. The performance goals may differ from participant to participant and from Award to Award, may be used alone or in combination, may be used to measure the performance of Intevac in absolute terms, relative terms, on a per share basis, against the performance of Intevac as a whole or a segment of the business and/or on a pre-tax or after-tax basis.

Change of Control

In the event of a “change in control” of Intevac, the successor corporation may either assume or provide a substitute award for each outstanding Award. In the event the successor corporation refuses to assume or provide a substitute award, the Award will immediately vest and become exercisable as to all of the shares subject to such Award. In such case, the Committee will provide at least 15 days’ notice of the immediate vesting and exercisability of stock options and stock appreciation rights that will not be assumed or substituted for. The Award will then terminate upon the expiration of the notice period.

Limited Transferability of Awards

Awards granted under the 2004 Plan generally may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution.

Federal Tax Aspects

The following brief summary of the effect of federal income taxation of an award upon the participant and Intevac with respect to Awards granted under the 2004 Plan does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

Non-statutory Stock Options

No taxable income is reportable when a non-statutory stock option is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any additional gain or loss recognized upon any later disposition of the shares will be capital gain or loss, which may be long- or short-term depending on the holding period after exercise. As a result of Section 409A of the Internal Revenue Code, however, non-statutory stock options granted with an exercise price below the fair market value of the underlying stock may be taxable to a participant before he or she exercises their award. As of the date of this proxy, how such awards will be taxed is unclear.

As a result of Section 409A of the Code and the Treasury regulations promulgated thereunder (“Section 409A”), however, non-statutory stock options and stock appreciation rights granted with an exercise price below the fair market value of the underlying stock or with a deferral feature may be taxable to the recipient in the year of vesting in an amount equal to the difference between the then fair market value of the underlying stock and the exercise price of such Awards and may be subject to an additional 20% federal income tax plus penalties and interest. In addition, certain states, such as California, have adopted similar tax provisions.

Incentive Stock Options

No taxable income is reportable when an incentive stock option is granted or exercised, unless the alternative minimum tax rules apply, in which case taxation occurs upon exercise. If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights

No taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock, Performance Units and Performance Shares

A participant generally will not have taxable income upon grant of restricted stock, performance units or performance shares, unless he or she elects to be taxed at that time. Instead, he or she will recognize ordinary income at the time of vesting equal to the fair market value (on the vesting date) of the shares or cash received minus any amount paid for the shares. However, the recipient of a restricted stock Award may elect to recognize income at the time he or she receives the Award in an amount equal to the fair value of the shares underlying the Award (less any cash paid for the shares) on the date the Award is granted.

Section 409A

Section 409A, which was added by the American Jobs Creation Act of 2004, provides certain new requirements on non-qualified deferred compensation arrangements. Awards granted under the 2004 Plan with a deferral feature will be subject to the requirements of Section 409A, including discount stock options and stock appreciation rights discussed above. If an Award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that Award may recognize ordinary income on the amounts deferred under the Award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an Award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Some states may also apply a penalty tax (for instance, California imposes a 20% penalty tax in addition to the 20% federal penalty tax). The Internal Revenue Service has not issued complete and final guidance under Section 409A and, accordingly, the requirements of Section 409A (and the application of those requirements to Awards issued under the Incentive Plan) are not entirely clear. We strongly encourage recipients of such Awards to consult their tax, financial, or other advisor regarding the tax treatment of such Awards.

Tax Effect for the Company — Section 162(m)

Intevac generally will be entitled to a tax deduction in connection with an Award under the 2004 Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, upon the exercise of a non-statutory stock option). Special rules limit the deductibility of compensation paid to our Chief Executive Officer (i.e., our principal executive officer) and to each of our three most highly compensated executive officers for the taxable year (other than the principal executive officer or principal financial officer). Under Section 162(m) of the Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the 2004 Plan, setting limits on the number of Awards that any individual may receive and for Awards other than certain stock options, establishing performance criteria (see the discussion under “Performance Goals” above) that must be met before the Award actually will vest or be paid. The 2004 Plan has been designed to permit the Committee to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting Intevac to continue to receive a federal income tax deduction in connection with such Awards.

Amendment and Termination of the 2004 Plan

The Board generally may amend or terminate the 2004 Plan at any time and for any reason. Amendments will be contingent on stockholder approval if required by applicable law or stock exchange listing requirements. By its terms, the 2004 Plan automatically will terminate in 2014, although any Awards outstanding at that time will continue for their term.

Awards to be Granted to Certain Individuals and Groups

The number of Awards that an employee or consultant may receive under the 2004 Plan is in the discretion of the Committee and therefore cannot be determined in advance. Our executive officers and our non-employee directors have an interest in this proposal, because they are eligible to receive discretionary Awards under the 2004 Plan.

As of the date of this proxy statement, there has been no determination by the Committee with respect to future awards under the 2004 Plan. Accordingly, future awards are not determinable. The following table, however, sets forth information with respect to the grant of options under the 2004 Plan to the executive officers named in the Summary Compensation Table below, to all current executive officers as a group, to all non-employee directors as a group and to all other employees as a group during the Company’s last fiscal year:

	Number of	Average Per
	Shares	Share Exercise
Name of Individual or Group	Granted	Price

Kevin Fairbairn	75,000	$16.13
Charles B. Eddy III(1)	—	N/A
Jeffrey Andreson	50,000	20.20
Michael Barnes	25,000	16.13
Luke Marusiak	25,000	16.13
Joseph Pietras	25,000	16.13
All executive officers, as a group	232,500	17.13
All directors who are not executive officers, as a group	30,000	20.10
All employees who are not executive officers, as a group	487,500	17.87

(1)	Mr. Eddy retired as our CFO in August 2007 and did not receive an option grant during the year.

Summary

We believe strongly that approval of the amendment to the 2004 Plan is essential to our continued success. Awards such as those provided under the 2004 Plan constitute an important incentive for our key employees and other service providers and help us to attract, retain and motivate people whose skills and performance are critical to our success. Our employees are our most valuable assets. We strongly believe that the 2004 Plan is essential for us to compete for talent in the labor markets in which we operate.

The Board of Directors recommends that stockholders vote “For” the adoption of the amendment to add an additional 500,000 shares to the Intevac 2004 Equity Incentive Plan.

PROPOSAL THREE

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has selected Grant Thornton LLP as our independent public accountants for the fiscal year ending December 31, 2008. Grant Thornton LLP began auditing our financial statements in 2000. Its representatives are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote “For” ratification of the selection of Grant Thornton LLP as Intevac’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

Principal Accountant Fees and Services

The following table presents fees billed for professional audit services and other services rendered to us by Grant Thornton LLP for the years ended December 31, 2007 and 2006.

	2007	2006

Audit Fees(1)	$996,645	$944,823
Audit-Related Fees	—	—
Tax Fees(2)	192,039	255,035
All Other Fees	—	—

Total Fees	$1,188,684	$1,199,858

(1)	Audit fees consist of fees billed for professional services rendered for the audit of our annual consolidated financial statements and review of the interim consolidated financial statements included in our Quarterly Reports on Form 10-Q and fees for services that are normally provided by Grant Thornton LLP in connection with statutory and regulatory filings or engagements. In addition, audit fees included those fees related to Grant Thornton’s audit of the effectiveness of our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act.

(2)	Tax fees consisted of fees billed for tax compliance, consultation and planning services, and include fee associated with a research and development tax credit study.

In making its recommendation to ratify the appointment of Grant Thornton LLP as our independent auditor for the fiscal year ending December 31, 2008, the Audit Committee has considered whether services other than audit and audit-related services provided by Grant Thornton LLP are compatible with maintaining the independence of Grant Thornton LLP and has determined that such services are so compatible.

Pre-Approval of Audit and Permissible Non-Audit Services

Our Audit Committee approves in advance all engagements with Grant Thornton LLP, including the audit of our annual financial statements, the review of the financial statements included in our Quarterly Reports on Form 10-Q and tax compliance services. Fees billed by Grant Thornton LLP are reviewed and approved by the Audit Committee on a quarterly basis.

CORPORATE GOVERNANCE MATTERS

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. We have also adopted a Director Code of Ethics that applies to all of our directors. You can find both our Code of Business Conduct and Ethics and our Director Code of Ethics on our website at www.intevac.com. We post any amendments to the Code of Business Conduct and Ethics and the Director Code of Ethics, as well as any waivers, that are required to be disclosed by the rules of either the Securities and Exchange Commission (“SEC”) or The NASDAQ Global Select Market (“Nasdaq”) on our website.

Independence of the Board of Directors

The Board of Directors has determined that, with the exception of Mr. Pond and Mr. Fairbairn, all of its members are “independent directors” as that term is defined in the listing standards of Nasdaq.

Board Meetings and Committees

During 2007, the Board of Directors held a total of six meetings (including regularly scheduled and special meetings) and also took certain actions by written consent. All members of the Board of Directors during fiscal 2007 attended at least seventy-five percent of the aggregate of the total number of meetings of the Board of Directors held during the fiscal year and the total number of meetings held by all committees of the Board on which each such director served (based on the time that each member served on the Board of Directors and the committees). The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of Mr. Dury, Mr. Hill and Mr. Lemos, each of whom is “independent” as such term is defined for audit committee members by the Nasdaq listing standards. Mr. Dury is the chairman of the Audit Committee. The Board of Directors has determined that each member of the committee is an “audit committee financial expert” as defined under the rules of the SEC. The Audit Committee met five times during 2007.

The Audit Committee is responsible for:

•	Overseeing the accounting and financial reporting processes and audits of our financial statements;

•	Assisting the Board in overseeing and monitoring (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements related to financial statements or accounting matters, (iii) our independent auditor’s qualifications, independence and performance, and (iv) our internal accounting and financial controls;

•	Preparing the report that the rules of the SEC require be included in this proxy statement;

•	Periodically providing the Board with the results of its monitoring and recommendations derived therefrom; and

•	Providing to the Board additional information and materials as it deems necessary to make the Board aware of significant financial matters that require the attention of the Board.

The Audit Committee has adopted a written charter approved by the Board of Directors, which is available on Intevac’s website at www.Intevac.com under “Company — Governance.”

The Audit Committee Report is included in this proxy statement on page 37.

Compensation Committee

The Compensation Committee currently consists of Mr. Lemos and Dr. Yang, each of whom is “independent” as such term is defined by the Nasdaq listing standards. Mr. Lemos is the chairman of the Compensation Committee. The Compensation Committee met five times during 2007.

The Compensation Committee is responsible for:

•	Overseeing the entirety of Intevac’s compensation and benefit policies, plans and programs;

•	Overseeing the annual report on executive compensation for inclusion in Intevac’s proxy statement; and

•	Overseeing executive succession planning.

See “Executive Compensation — Compensation Discussion and Analysis” and “Executive Compensation — Compensation of Directors” below for a description of Intevac’s processes and procedures for the consideration and determination of executive and director compensation.

The Compensation Committee has adopted a written charter approved by the Board of Directors, a copy of which is available on Intevac’s website at www.Intevac.com under “Company — Governance.”

The Compensation Committee Report is included in this proxy statement on page 27.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Mr. Hill and Dr. Yang, each of whom is “independent” as such term is defined by the Nasdaq listing standards. Mr. Hill is the chairman of the Nominating and Governance Committee. The Nominating and Governance Committee met three times during 2007.

The primary focus of the nominating and Governance Committee is on the broad range of issues surrounding the composition and operation of the Board of Directors. The Nominating and Governance Committee provides assistance to the Board, the Chairman and the CEO in the areas of membership selection, committee selection and rotation practices, evaluation of the overall effectiveness of the Board, and review and consideration of developments in corporate governance practices. The Nominating and Governance Committee’s goal is to assure that the composition, practices, and operation of the Board contribute to value creation and effective representation of Intevac stockholders.

The Nominating and Governance Committee will consider recommendations of candidates for the Board of Directors submitted by the stockholders of Intevac; for more information, see “Process for Recommending Candidates for Election to the Board of Directors” below.

The Nominating and Governance Committee has adopted a written charter approved by the Board of Directors, a copy of which is available on Intevac’s website at www.Intevac.com under “Company — Governance.”

Compensation Committee Interlocks and Insider Participation

Mr. Lemos, Mr. Money (until his resignation from the Board in May 2007) and Dr. Yang served as members of the Compensation Committee during fiscal 2007. No interlocking relationship exists between any member of Intevac’s Board of Directors or Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an officer or an employee of Intevac.

Attendance at Annual Stockholder Meetings by the Board of Directors

Intevac encourages members of the Board of Directors to attend the annual meeting of stockholders, but does not have a policy requiring attendance. Four directors, Mr. Fairbairn, Mr. Pond, Mr. Dury and Mr. Hill, attended Intevac’s 2007 annual meeting of stockholders.

Lead Director

Mr. David Dury serves as Lead Director and liaison between management and the other non-employee directors. The Lead Director schedules and chairs meetings of the independent directors. The independent directors (including the Lead Director) hold a closed session at each regularly scheduled Board meeting.

Policy Regarding Board Nominees

It is the policy of the Nominating and Governance Committee of the Company to consider recommendations for candidates to the Board of Directors from stockholders. Stockholder recommendations of candidates for election to the Board should be directed in writing to: Intevac, Inc., 3560 Bassett Street, Santa Clara, California, 95054, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years, and evidence of the nominating person’s ownership of Company stock. Stockholder nominations to the Board must also meet the requirements set forth in the Company’s bylaws.

The Nominating and Governance Committee’s criteria and process for identifying and evaluating the candidates that it selects, or recommends to the full Board for selection, as director nominees are as follows:

•	The Nominating and Governance Committee periodically reviews the current composition, size and effectiveness of the Board.

•	In its evaluation of director candidates, including the members of the Board of Directors eligible for re-election, the Committee seeks to achieve a balance of knowledge, experience and capability on the Board and considers (1) the current size and composition of the Board and the needs of the Board and the respective committees of the Board, (2) such factors as issues of character, judgment, diversity, age, expertise, business experience, length of service, independence, other commitments and the like, (3) the relevance of the candidate’s skills and experience to our businesses and (4) such other factors as the Nominating and Governance Committee may consider appropriate.

•	While the Nominating and Governance Committee has not established specific minimum qualifications for director candidates, the Nominating and Governance Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (1) are predominantly independent, (2) are of high integrity, (3) have broad, business-related knowledge and experience at the policy-making level in business, government or technology, including an understanding of our industry and our business in particular, (4) have qualifications that will increase overall Board effectiveness and (5) meet other requirements that may be required by applicable laws and regulations, such as financial literacy or financial expertise with respect to audit committee members.

•	With regard to candidates who are properly recommended by stockholders or by other means, the Nominating and Governance Committee will review the qualifications of any such candidate, which review may, in the Nominating and Governance Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the Committee deems necessary or proper.

•	In evaluating and identifying candidates, the Nominating and Governance Committee has the authority to retain or terminate any third party search firm that is used to identify director candidates, and has the authority to approve the fees and retention terms of any search firm.

•	The Nominating and Governance Committee will apply these same principles when evaluating Board candidates who may be elected initially by the full Board either to fill vacancies or to add additional directors prior to the Annual Meeting of Stockholders at which directors are elected.

•	After completing its review and evaluation of director candidates, the Nominating and Governance Committee selects, or recommends to the full Board of Directors for selection, the director nominees.

Contacting the Board of Directors

Any stockholder who desires to contact our Chairman of the Board or the other members of our Board of Directors may do so by writing to: Board of Directors, c/o Stanley J. Hill, Chairman, Nominating and Governance Committee, Intevac, Inc., 3560 Bassett Street, Santa Clara, California, 95054. Communications received by Mr. Hill will also be communicated to the Lead Director, the Chairman of the Board or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

The following is a discussion of our executive compensation program and the compensation decisions made for the fiscal year 2007 with respect to Kevin Fairbairn, our Chief Executive Officer, and the other executive officers named in the Summary Compensation Table on page 31 (the “Named Executive Officers”).

Executive Summary

Intevac’s businesses are characterized by rapidly changing technology and customer requirements; intense competition; cyclical revenues; and significant competition for management talent. The Compensation Committee believes that compensation programs for our executive officers need to be designed to attract, retain and motivate high-caliber executives. More specifically, the objectives of our executive compensation program are to:

•	Provide a significant portion of total compensation as a performance-based annual cash bonus based on Intevac’s overall financial performance relative to its annual financial plan and executive performance relative to predetermined goals;

•	Directly tie total performance-based annual cash bonus expense to profitability metrics, so that bonuses increase with increasing profits, decrease with decreasing profits and are not paid when profitability metrics are negative;

•	Provide equity-based, long-term incentives to further align the financial interests of the executive officers with those of our stockholders; and

•	Offer a total compensation opportunity that takes into consideration the practices of other companies with which Intevac competes for executive talent.

Each executive’s compensation consists of base salary, a performance-based annual cash bonus, periodic grants of stock options and the benefit packages offered all our employees.

In the fiscal year ended December 31, 2007, Intevac’s revenues were $216 million, down 17% from the prior year, and net income decreased 41% to $27 million. These declines in our performance, relative to 2006, led to significantly reduced performance-based annual cash bonus payments and total compensation to our Named Executive Officers in 2007.

The specific compensation principles, components and decisions designed to achieve these objectives during 2007 are discussed in more detail below.

Executive Compensation Philosophy

The majority of our operations are located in Santa Clara, California, where numerous high tech and Fortune 500 companies are located, served by a highly skilled and mobile workforce. Our compensation structure is designed to attract, retain and motivate high-performing executives in this very competitive labor environment. The guiding principles of our executive compensation plan are as follows:

•	Provide a total compensation package that is competitive with our peer group, but that also takes into account the need to compete for talent with large equipment companies such as Applied Materials and LAM Research.

•	Align compensation with company performance by:

-	Providing a significant portion of total compensation in the form of a performance-based annual cash bonus dependent on the Company’s profitability and each executive’s performance relative to predetermined business objectives and target financial results set at the beginning of each fiscal year.

-	Providing another significant portion of total compensation in the form of stock options, which focus each executive on creating stockholder value over the vesting period of the options.

-	Paying executive compensation that will generally be above peer company executive compensation when Intevac’s financial performance is above peer company financial performance and below peer company executive compensation when Intevac’s financial performance is below that of peer companies.

•	Increase the portion of total compensation based on performance-based annual cash bonuses and stock options relative to base salary with increasing executive responsibility level.

•	Align each executive’s goals with those of other executives to encourage a team approach to problem solving.

•	Provide clear guidelines for each compensation element (base salary, performance-based annual cash bonus and stock options), but give the Compensation Committee flexibility to make final decisions based on management recommendations (other than decisions for the Chief Executive Officer and Chairman, which are made by the independent members of the Board of Directors), and other factors such as experience, contribution to business success and retention needs.

•	Provide similar benefits to Named Executive Officers as provided to other employees.

In general, Executives do not receive compensation, benefits or non-compensation, non-equity special perquisites other than those offered to all of Intevac’s employees.

•	The Executive Incentive Plan for our Named Executive Officers is the same plan as is used to determine performance-based annual cash bonuses for all other Intevac vice presidents and functional directors.

•	Named Executive Officers participate in the same stock option and stock purchase plans as other Intevac employees.

Competitive Market Data

The Compensation Committee hired Mercer Human Resource Consulting (“Mercer”) to assist it in evaluating 2007 compensation programs. The instructions provided to the consultant were to assess target compensation levels for Intevac’s executives relative to market practices and to evaluate the overall design of Intevac’s executive compensation program. The consultant was also engaged by the Committee to assess the competitiveness of compensation for our Board of Directors. Executive compensation data was drawn from the Radford Executive Benchmark Survey, from the AeA (“American Electronics Association”) Executive Survey and from publicly available proxy filings for targeted peer companies (the “Peer Companies”). The market compensation levels for comparable positions were examined by Mercer and the Compensation Committee as part of the process to determine overall program design, base salary, target incentives and annual stock option grants.

The Peer Companies used to evaluate market compensation for our executives were selected from technology companies with annual revenues of $200 — $500 million and which were comparable to Intevac based on factors such as global presence, technical sophistication, global manufacturing and sales distribution. The Peer Companies excluded Applied Materials or LAM Research, even though they are direct competitors for our semiconductor manufacturing products, because these companies are substantially larger than Intevac and pay substantially higher compensation to their named executive officers. The Peer Companies we selected are as follows:

• Advanced Energy Industries, Inc.	• Atheros Communications, Inc.
• Axcelis Technologies, Inc.	• Brooks Automation, Inc.
• Cohu, Inc.	• Cymer, Inc.
• Dionex Corporation	• Electro Scientific Industries, Inc.
• Formfactor, Inc.	• Foundry Networks, Inc.
• Mattson Technology, Inc.	• Micrel, Inc.
• Redback Networks, Inc.	• Silicon Image, Inc.

The base salary, total cash compensation (base salary plus performance-based annual cash bonus) and total compensation (including stock options) for each of Intevac’s twelve most senior executives were compared to their respective Peer Group medians for executives with similar levels of responsibility. The Compensation Committee concluded that Intevac’s executive compensation:

•	Was generally above peer company executive compensation when Intevac’s financial performance was above peer company financial performance and below peer company executive compensation when Intevac’s financial performance was below that of peer companies;

•	Was more variable as a function of performance than the Peer Group and that it continued to provide strong incentive to management to optimize Intevac’s financial performance; and

•	Consistent with our plan design, the cyclical downturn in our Equipment business, which led to reduced profitability in 2007, also led to reduced performance-based annual cash bonuses for our Named Executive Officers in 2007 relative to 2006.

Compensation Components

The components of executive compensation are:

•	Base salary;

•	Performance-based annual cash bonus targeted as a percentage of base salary (“Target Bonus Percentage’); and

•	Periodic grants of long-term, equity-based incentives, currently stock options with four-year annual vesting.

We also provide our executives the same benefits and perquisites that it offers its other employees. These standard employee benefits include participation in our 401(k) plan and employee stock purchase plan, and medical, dental and life insurance benefits, each with the same terms and conditions available to employees. We do not provide any benefits or perquisites to our Named Executive Officers that are not available to the majority of employees.

Base Salary:

Prior to making an offer of employment to an officer, the Compensation Committee approves the officer’s base salary, Target Bonus Percentage, the initial stock option grant and any hiring incentives. In setting the officer’s base salary, a number of factors are taken into account, in the Committee’s discretion, including the executive’s compensation with his previous employer, the compensation of other Intevac executives, the competitive labor market for similar executives, and how difficult it is to recruit and retain executive officers with similar skills and experience. None of these factors is specifically weighted and the evaluation includes subjective evaluation of skills, experience and responsibilities in the Committee’s judgment.

Once an executive has joined Intevac, the Compensation Committee approves changes to his or her base salary and Target Bonus Percentage during its annual review of the Executive Incentive Plan. The data from the Peer Group analysis is used, in addition to each executive’s responsibilities and performance against objectives, to determine annual changes to base salary and the Target Bonus Percentage. As with new hires, these factors are evaluated at the Committee’s discretion and in the Committee’s judgment. Annual adjustments to base salary also proportionately affect the executive’s Target Bonus (equal to base salary x Target Bonus Percentage).

In February 2007, after taking into consideration the compensation targets established with the assistance of the independent compensation consultant and 2006 executive performance, the Compensation Committee modified the base salaries of the Named Executive Officers (with the exception of Mr. Andreson who joined Intevac in June 2007). The Compensation Committee increased Mr. Fairbairn’s base salary by 17.9%, Mr. Marusiak’s base salary by 12.0% and Mr. Eddy’s base salary by 8.5% in recognition of Intevac’s exceptional growth in revenues, gross margin and income during 2006 and to better align their compensation with Peer Company executive compensation. The Compensation Committee also increased the base salaries for Mr. Barnes and Mr. Pietras by 4%, an amount approximately equal to the average increase given Intevac employees in February 2007.

As a result of these increases, annual base salaries for the CEO and other Named Executive Officers in 2006 and 2007 were as follows:

			2007 Base Salary
			Increase as a % of
Executive	2006 Base Salary	2007 Base Salary	2006 Base Salary

Kevin Fairbairn,	$381,825	$450,008	17.9%
President and Chief Executive Officer
Jeffrey Andreson,	N/A	$250,016	N/A
Chief Financial Officer, Principal Accounting Officer Secretary, Treasurer and Vice President of Finance and Administration
Charles Eddy,	$226,616	$245,897	8.5%
Former Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and Vice President of Finance and Administration
Luke Marusiak,	$219,461	$245,814	12.0%
Chief Operating Officer
Michael Barnes,	$250,016	$260,021	4.0%
Chief Technical Officer
Joseph Pietras,	$232,034	$241,322	4.0%
Vice President and General Manager, Imaging Instrumentation

Performance-based annual cash bonus:

We provide performance-based annual cash bonuses to our Named Executive Officers and other vice-president and director level employees under our Executive Incentive Plan. As of December 31, 2007, 40 of Intevac’s 442 employees participated in the Executive Incentive Plan in addition to the Named Executive Officers. The total amount payable under the Executive Incentive Plan is determined based on the Intevac’s financial performance. The objective of the Executive Incentive Plan is to align our executive compensation with actual short-term business performance and with non-financial business objectives.

The components to determine the performance-based cash bonus include:

•	Target Bonus

•	Bonus Pool

•	Management by Objectives

Each of these components and the resulting calculation of the annual bonus payments are each described in more detail below.

Target Bonus:  Named Executive Officers and other Executive Incentive Plan participants (vice presidents and director level employees) are assigned an annual Target Bonus, computed by multiplying each executive’s base salary times his or her Target Bonus Percentage. Target Bonus Percentages are determined based on competitive market data, internal equity considerations, and the degree of difficulty associated with achieving plan performance levels, each factor evaluated by the Committee based on data and input provided by management and the independent consultant. The Compensation Committee increased the Target Bonus Percentages for Mr. Eddy, Mr. Marusiak, Mr. Barnes and Mr. Pietras to 75% from 70% in February 2006 to better align their bonuses with market data based on the review of Peer Company compensation practices. No change was made to Mr. Fairbairn’s Target Bonus Percentage. When Mr. Andreson was hired in June 2007, his Target Bonus Percentage was set at 75%, and he was guaranteed a minimum $100,000 bonus for 2007 as an incentive to join Intevac.

Target Bonus Percentages for the CEO and other Named Executive Officers during 2006 and 2007 were as follows:

	2006 Target Bonus	2007 Target Bonus
	as a Percent of	as a Percent of
Executive	Base Salary	Base Salary

Kevin Fairbairn	200%	200%
Jeffrey Andreson	N/A	75%
Charles Eddy	70%	75%
Luke Marusiak	70%	75%
Michael Barnes	70%	75%
Joseph Pietras	70%	75%

Bonus Pool:  The total amount of Executive Incentive Plan bonuses paid (the “Executive Incentive Plan Bonus Pool”) to all Executive Incentive Plan participants is calculated by multiplying the Bonus Pool Percentage times “Proforma Annual Income before Income Taxes,” which is equal to income before income taxes, plus accruals for the Bonus Pool and Employee Profit Sharing. The Compensation Committee set the Bonus Pool Percentage at 6.72% at the beginning of 2007 after taking into consideration our projected Proforma Annual Income before Income Taxes and the total amount required to pay Executive Incentive Plan bonuses at the target level.

Because of the tight linking of the Executive Incentive Plan Bonus Pool to profitability, executives do not receive performance-based annual cash bonuses in years when Proforma Annual Income before Income Taxes is zero or negative. The Compensation Committee reserves the right to exclude amounts, such as extraordinary or unusual items, gains or losses when determining Proforma Annual Income Before Income Taxes, but did not make any adjustments to the formula during 2007.

Management by Objectives:  A comprehensive set of Management by Objective Goals (“MBO Goals”) was established for each business unit and approved by the Compensation committee at the beginning of 2007. The MBO Goals covered four areas:

•	Business Results: Goals included achievements with respect to metrics such as orders, revenues, profitability, cash management, quality, cycle-time and other finance related metrics that were targeted for improvement.

•	Market Development: Goals included achievements with respect to metrics such as market share, new customers gained for particular products, and completion of comprehensive marketing and sales plans for gaining additional business and higher gross margins.

•	Product Excellence: Goals included achievements with respect to metrics such as target completion dates for new products or improved products, material cost and reliability goals for new products, product yield improvements, field product performance and other measures as appropriate to encourage product excellence.

•	Strategic Initiatives: Goals included achievements with respect to metrics such as such as business process improvements, employee reviews, employee development, safety goals and other measures needed to support Intevac’s growth.

Some of the MBO Goals are assigned to more than one of the Named Executive Officers to reinforce the teamwork required to achieve results. The relative importance of the each of the areas of MBO Goals was weighted differently for each Named Executive Officer according to his or her area of responsibility. For example,

Mr. Marusiak’s objectives were more heavily weighted towards Equipment MBO Goals, Mr. Pietras’ objectives were more heavily weighted towards Imaging Instrumentation MBO Goals, Mr. Barnes’ objectives were more heavily weighted towards Equipment product excellence MBO Goals and Mr. Fairbairn’s and Mr. Andreson’s objectives were more heavily weighted towards company-wide performance. Performance against MBO Goals was evaluated and numerically graded at the end of the year by management and then reviewed and approved by the Compensation Committee.

Individual Executive performance against MBO goals does not increase, or decrease, the total size of the Bonus Pool. Rather, it serves to incentivize our executives by allocating an increased proportion of the Bonus Pool to the best performing executives in the best performing business units.

Actual Bonus Payments:  Actual bonus payments made to each Named Executive Officer in 2007 were calculated based on the following factors:

•	Target Bonus: Equal to 2007 base salary received x Target Bonus Percentage.

•	Performance against MBO goals: To the extent a Named Executive Officer’s MBO rating was higher, or lower, than the average for all executives, then the executive’s Target Bonus Amount was proportionately increased, or decreased.

•	Business Unit Performance: To the extent a Named Executive Officer’s business unit MBO rating was higher, or lower, than the average for other Named Executive Officers then the executive’s Target Bonus Amount was proportionately increased, or decreased.

•	Executive Incentive Plan Bonus Pool: After the above adjustments were made, executive bonuses were then proportionally adjusted downward to the extent the Executive Incentive Plan Bonus Pool was smaller than the amount required to pay Target Bonuses.

Intevac’s actual 2007 Proforma Annual Income Before Income Taxes was less than planned, which resulted in the Executive Incentive Plan Bonus Pool being less than planned. Accordingly, our Named Executive Officers received 2007 bonuses that were significantly less than their Target Bonuses. Mr. Eddy did not receive a bonus because he retired prior to the end of the plan year. The bonuses paid to the CEO and other Named Executive Officers in 2007 and how they compared to their Target Bonuses and their actual 2006 bonuses are shown in the following table:

				% Increase/
				(Decrease) in 2007
		2007 Target		Bonus vs.
Executive	2006 Bonus	Bonus	2007 Bonus	2006 Bonus

Kevin Fairbairn	$1,543,705	$900,000	$677,465	(56.1)%
Jeffrey Andreson(1)	N/A	$101,250	$100,000	N/A
Charles Eddy(2)	$320,669	$184,423	$—	N/A
Luke Marusiak	$351,952	$184,350	$150,645	(57.3)%
Michael Barnes	$366,585	$195,000	$145,463	(60.3)%
Joseph Pietras	$121,572	$180,990	$136,239	12.1%

(1)	Mr Andreson’s 2007 Target Bonus was prorated to reflect his June 2007 hire date. Mr. Andreson was guaranteed a $100,000 first year bonus in his employment offer letter.

(2)	Mr. Eddy retired prior to the end of the plan year.

Stock Options:

We grant stock options to our Named Executive Officers to align their interests with the long-term interests of our stockholders and to provide our executives with incentive to manage Intevac from the perspective of an owner with an equity stake in the business.

Stock Option Terms:  Stock options enable our executives to acquire shares of our Common Stock at a fixed price per share (the closing market price on the grant date). The options have a 10-year term, subject to earlier termination following the executive’s cessation of service with Intevac in accordance with our 2004 Equity Incentive Plan. Options granted to executives vest in four equal annual installments, as measured from the option grant date.

Stock Option Grants:  The Compensation Committee grants options to Named Executive Officers shortly after their start date in accordance with our 2004 Equity Incentive Plan. Guidelines for the number of options granted are reviewed annually and changes are made based on peer group data. The Compensation Committee typically grants additional stock options annually to Named Executive Officers as discussed below.

In order to determine the overall level of stock option grants to each Named Executive Officer, the Compensation Committee took into account factors such as each executive’s recent performance, level of responsibility, job assignment, the competitive climate, market data, outstanding stock options, the number of shares in the 2004 Equity Incentive Plan available to grant overall, stock option overhang as a percent of Common Stock outstanding, the total number of shares granted as a percentage of shares outstanding, competitive market practices and projected compensation expense related to employee stock options. Each of these factors was considered by the Committee, in its judgment, and no formal weighting of these factors was used.

Annual renewal grants to Named Executive Officers, except for Mr. Fairbairn, were proposed by management and reviewed at a Compensation Committee meeting. The amount of the grants depended on business conditions, company performance, the competitive climate, market data, expense of the grants and other appropriate factors as determined by the Compensation Committee. Annual renewal grants are made only on days when our insider trading window is open. The Company’s insider trading window opens the third business day after quarterly earnings have been released, and close at the end of the last day of the second month of each quarter. Our policy is not to make stock option grants during such times as management and/or the Compensation Committee may be in possession of material, non-public information. For 2007, renewal grants for Named Executive Officers were made on August 30, 2007.

The number of shares granted to the Named Executive Officers in 2006 and 2007 are shown in the table below. The stock option grants for Mr. Barnes and Mr. Pietras in 2006 and Mr. Andreson in 2007 were their initial stock option grants when they joined Intevac. The 2006 grants to Mr. Fairbairn and Mr. Marusiak and the 2007 grants to Mr. Fairbairn, Mr. Marusiak, Mr. Barnes and Mr. Pietras were annual renewal grants.

Executive	2006 Option Grants	2007 Option Grants

Kevin Fairbairn	75,000	75,000
Jeffrey Andreson	N/A	50,000
Charles Eddy	25,000	—
Luke Marusiak	25,000	25,000
Michael Barnes	120,000	25,000
Joseph Pietras	50,000	25,000

2008 Executive Compensation

Competitive Market Data

The Compensation Committee retained Farient Advisors (“Farient”) to assist it in evaluating 2008 compensation programs. The instructions provided to Farient were consistent with the instructions provided to the consultant in the past and included assessing target compensation levels for our executives relative to market practices and evaluating the overall design of our executive compensation program. The consultant was also engaged by the Committee to update the assessment of the competiveness of compensation for our Board of Directors. Executive compensation data was drawn from the Radford Executive Benchmark Survey and from publicly available proxy filings for the Peer Companies. The market compensation levels for comparable positions were examined by Farient Advisors and the Compensation Committee as part of the process to determine overall program design, base salary, target incentives and annual stock option grants.

The Peer Companies we used to evaluate market compensation positioning for executives in making 2008 compensation decisions were selected from technology companies with annual revenues of $200 — $500 million, semiconductor capital equipment companies with annual revenues from $200 million to $1 billion which were comparable to Intevac based on factors such as profitability, global presence, technical sophistication, global manufacturing and sales distribution. We added additional imaging companies such as FLIR Systems, Inc. and Newport Corporation to the 2008 Peer Group as a result of the increasing percentage of revenues that we expect will be achieved by our Imaging Instrumentation business. We also looked at companies with revenues of $50 million or less as an additional benchmark for our Imaging Instrumentation business. The 2008 Peer Companies we selected are as follows:

• III-V, Inc.	• Advanced Energy Industries, Inc..
• Axcelis Technologies, Inc.	• Brooks Automation, Inc.
• Cohu, Inc.	• Cymer, Inc
• Electro Scientific Industries, Inc.	• FEI Company
• FLIR Systems, Inc.	• Formfactor, Inc.
• GSI Group, Inc.	• Mattson Technology, Inc.
• Newport Corporation	• Rofin Sinar Technologies, Inc.
• Rudolph Technologies, Inc.	• Sunpower Corporation
• Veeco Instruments, Inc

The base salary, total cash compensation (base salary plus performance-based annual cash bonus) and total compensation (including stock options) for each of Intevac’s eleven most senior executives were compared to their respective Peer Group averages for executives with similar levels of responsibility.

Base Salary:  2008 base salary levels, effective as of February 8, 2008, for the Named Executive Officers were approved by the Compensation Committee (with the exception of Mr. Fairbairn, whose base salary was approved by the independent members of the Board of Directors). Salaries for Mr. Fairbairn, Mr. Andreson and Mr. Barnes were increased by 4.0%, 4.0% and 3.8%, respectively, or amounts roughly equal to the average raise given Intevac employees. Mr. Marusiak’s base salary was increased by 9.9% as a result of the significant increase in gross margin that the Equipment business achieved during a period of significantly reduced sales and to better align his base salary with the 2008 Peer Group. Mr. Pietras’ base salary was increased by 5.7% as a result of the significant increase in revenues and gross margin that the Imaging Instrumentation business achieved during 2007, and to better align his base salary with the 2008 Peer Group. 2007 and 2008 base salaries for our Named Executive Officers are as follows:

			% Increase/
			(Decrease) in
			2008 Base
	2007 Base	2008 Base	Salary vs. 2007
	Salary	Salary	Base Salary

Kevin Fairbairn	$450,008	$468,021	4.0%
Jeffrey Andreson	$250,016	$260,021	4.0%
Luke Marusiak	$245,897	$270,400	9.9%
Michael Barnes	$260,021	$270,442	3.8%
Joseph Pietras	$241,322	$255,091	5.7%

Target Bonus Percentages:  The Compensation Committee also approved 2008 Target Bonus Percentages for the Named Executive Officers, with the exception of Mr. Fairbairn, whose 2008 Target Bonus Percentage was approved by the independent members of the Board of Directors. No changes were made to the 2008 Target Bonus Percentages from their 2007 levels.

Target Bonus:  As a result of the base salaries and target bonus Percentages set by the Compensation Committee, target bonuses for each of our Named Executive Officers are as follows:

Executive	2007 Target Bonus		2008 Target Bonus(2)

Kevin Fairbairn	$900,000		$936,042
Jeffrey Andreson	$101,250	(1)	$195,016
Luke Marusiak	$184,350		$202,800
Michael Barnes	$195,000		$202,800
Joseph Pietras	$180,990		$191,318

(1)	Prorated to reflect June 2007 hire date

(2)	Our current plan does not reflect the profit level required to pay these amounts

Bonus Pool:  The Compensation Committee met in early 2008 to establish 2008 compensation targets for our Named Executive Officers. The Bonus Pool Percentage was adjusted to 10% by the Committee to reflect expected market conditions for 2008. This Bonus Pool Percentage will be insufficient to pay at the 2008 target levels unless we are able to significantly exceed forecast financial performance. Additionally, the Compensation Committee redefined 2008 Proforma Annual Income Before Income Taxes to be equal to the sum of income before income taxes, Bonus Pool expense, employee profit sharing expense and stock-based compensation expense.

Based on the above two changes from 2007 compensation practices, the Compensation Committee projected the Bonus Pool would still fall substantially short of the amount necessary to pay performance-based annual cash bonuses at target level. However, the Compensation Committee also determined that it was not in the best interests of Intevac’s stockholders to allocate more than 10% of Proforma Annual Income Before Income Taxes to the Bonus Pool, which is used to fund performance-based annual cash bonuses for the Named Executive Officers and all other vice president and director level employees.

Target Bonus Caps:  The Compensation Committee approved a new policy for 2008 that capped the performance-based annual cash bonuses that any Executive Incentive Plan participant could receive to a maximum of two times the target bonus.

Termination of Employment and Severance Agreements

With the exception of Mr. Fairbairn, none of Intevac’s executive officers have an employment agreement. Employment of all of our executive officers may be terminated at any time at the discretion of the Board of Directors. The terms of Mr. Fairbairn’s employment agreement are described in the section entitled “Employment Contracts, Termination of Employment and Change-in-Control Agreements.” The Compensation Committee believes that entering into the employment agreement with Mr. Fairbairn was necessary to attract and retain Mr. Fairbairn. An agreement was negotiated with and entered into with Mr. Fairbairn at the original time of his hire as a precondition of Mr. Fairbairn to his accepting the offer, and was subsequently updated in 2007 to clarify its terms but not modify the economics of the agreement. See “Employment Contracts, Termination Of Employment And Change-In-Control Agreements” for further details on Mr. Fairbairn’s employment contract.

Compliance with Internal Revenue Code Section 162(m)

Under Section 162(m) of the Internal Revenue Service Code, Intevac receives a federal income tax deduction for compensation paid to each of our Chief Executive Officer and the four other Named Executive Officers only if the compensation paid to the individual executive is less than $1 million during any fiscal year or is “performance-based” as defined under Section 162(m). Intevac’s 1995 Stock Option/Stock Issuance Plan, 2004 Equity Incentive Plan, and the Executive Incentive Plan permit our Compensation Committee to grant equity compensation that is considered “performance-based” and thus fully tax-deductible under IRC Section 162(m). Our Compensation Committee currently intends to continue seeking a tax deduction for all of our executive compensation, to the extent we determine it is in the best interests of Intevac.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of our Board of Directors was formed September 14, 1995 and during 2007 was comprised of Robert Lemos and Ping Yang. Neither of these individuals was at any time during fiscal 2007, or at any other time, an officer or employee of Intevac. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Report of the Compensation Committee

The information contained in this report shall not be deemed to be “soliciting material” or to be filed with the SEC, nor shall such information be incorporated by reference into any past or future filing under the Securities Act or the Exchange Act, except to the extent Intevac specifically incorporates it by reference into such filing.

The Compensation Committee oversees Intevac’s compensation policies, plans and benefit programs. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

This report is submitted by the members of the Compensation Committee.

Robert Lemos (Chairman)
Ping Yang

2007 Summary Compensation Table

The following table presents information concerning the total compensation of Intevac’s Chief Executive Officer, current and former Chief Financial Officers and each of the three most highly compensated officers during the last fiscal year (the “Named Executive Officers”) for services rendered to Intevac in all capacities for the fiscal years ended December 31, 2007 and 2006.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
				Stock	Option	Incentive Plan	Deferred	All Other
			Bonus	Awards	Awards	Compensation	Compensation	Compensation
Name and Principal Position	Year	Salary ($)	($)	($)	($)(1)	($)(2)	Earnings ($)	($)(3)	Total ($)

Kevin Fairbairn,	2007	439,518	—	—	491,750	677,465	—	6,296	1,615,029
President and Chief Executive Officer	2006	379,026	—	—	213,189	1,543,705	—	6,164	2,142,084
Charles B. Eddy III,	2007	172,909	—	—	142,297	—	—	13,211	328,417
Former Vice President and Chief Financial Officer(4)	2006	225,598	—	—	90,263	320,669	—	6,164	642,694
Jeffrey Andreson,	2007	125,008	50,000	—	146,967	100,000	—	2,000	423,975
Executive Vice President and Chief Financial Officer(5)	2006	—	—	—	—	—	—	—	—
Michael Barnes,	2007	258,482	—	—	377,831	145,463	—	8,612	790,388
Chief Technical Officer	2006	219,245	—	—	548,326	366,585	—	2,000	1,134,156
Luke Marusiak,	2007	241,760			169,825	150,645	—	8,023	570,253
Chief Operating Officer	2006	215,078	—	—	71,621	351,352	—	6,164	644,815
Joseph Pietras,	2007	239,891	—	—	246,147	136,239	—	2,000	624,277
Vice President & GeneralMgr, Imaging Instrumentation	2006	80,316	—	—	92,912	121,572	—	2,000	296,800

(1)	Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the compensation costs we recognized in fiscal 2007 and 2006 for option awards as determined pursuant to FAS 123(R). These compensation costs reflect option awards granted in and prior to fiscal 2007 and 2006. The assumptions used to calculate the value of option awards are set forth under Note 3 of the notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2007 filed with the SEC on March 17, 2008.

(2)	Amounts consist of bonuses earned under Intevac’s Management Incentive Plan for services rendered in fiscal 2007 and paid in 2008, and for services rendered in fiscal 2006 and paid in 2007.

(3)	Amounts consist of (i) matching contributions we made under our tax-qualified 401(k) Plan, which provides for broad-based employee participation, and (ii) of compensation costs we recognized for participation in our Employee Stock Purchase Plan.

(4)	Mr. Eddy retired as our Chief Financial Officer on August 10, 2007. Mr. Eddy is still employed by us on a part-time basis.

(5)	Mr. Andreson was hired on June 18, 2007 and became Chief Financial Officer upon Mr. Eddy’s retirement. Mr. Andreson was paid a bonus upon his hire by Intevac.

Grants of Plan-Based Awards in 2007

The following table presents information concerning grants of plan-based awards to each of the Named Executive Officers during the fiscal year ended December 31, 2007. Charles Eddy, our former CFO who retired in August 2007, was not granted a plan-based award in 2007.

						All Other		Grant Date
					All Other	Option	Exercise or	Fair Value
					Awards:	Awards:	Base	of Stock
		Estimated Possible Payouts Under Non-			Number of	Number of	Price of	Option and
		Equity Incentive Plan Awards(1)			Shares of	Securities	Option	Option
	Grant	Threshold	Target	Maximum	Stock	Underlying	Awards	Awards
Name	Date	($)	($)	($)	or Units (#)	Options (#)	($/Share)	($)(2)

Kevin Fairbairn	08/30/07	—	—	—	—	75,000	16.13	674,340
	N/A	0	900,000	N/A		—	—	—
Jeffrey Andreson	06/21/07	—	—	—	—	50,000	20.20	567,763
	N/A	0	101,250	N/A		—	—	—
Michael Barnes	08/30/07	—	—	—	—	25,000	16.13	224,780
	N/A	0	195,000	N/A		—	—	—
Luke Marusiak	08/30/07	—	—	—	—	25,000	16.13	224,780
	N/A	0	184,350	N/A		—	—	—
Joseph Pietras	08/30/07	—	—	—	—	25,000	16.13	224,780
	N/A	0	180,990	N/A		—	—	—

(1)	Reflects threshold, target and maximum target bonus amounts for fiscal 2007 performance under the Management Incentive Plan, as described in “Compensation Discussion and Analysis — Compensation Components.” The actual bonus amounts were determined by the Compensation Committee in February 2008, and are reflected in the “Non-Equity Incentive Plan Compensation” column of the “2007 Summary Compensation Table.”

(2)	Reflects the grant date fair value of each equity award computed in accordance with FAS 123(R). The assumptions used to calculate the value of option awards are set forth under Note 3 of the notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2007 filed with the SEC on March 17, 2008.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table shows all outstanding option awards held by each of the Named Executive Officers at the end of fiscal 2007. The following awards identified in the table below are also reported in the “Grants of Plan-Based Awards” table on the previous page: option awards with an expiration date of August 30, 2017 for each of the Named Executive Officers other than Mr. Andreson, and an option award with an expiration date of June 21, 2017 for Mr. Andreson. We have not granted any stock awards.

	Option Awards(1)
				Equity Incentive
				Plan Awards:
		Number of		Number of
	Number of Securities	Securities		Securities
	Underlying	Underlying		Underlying	Option	Option
	Unexercised Options	Unexercised Options		Unexercised	Exercise	Expiration
Name	(#) Exercisable	(#) Unexercisable		Unearned Options (#)	Price ($)	Date

Kevin Fairbairn	174,769	—		—	2.63	01/24/2012
	50,000	—		—	14.00	02/19/2014
	—	50,000	(2)	—	7.53	02/01/2015
	18,750	56,250	(3)	—	16.13	08/30/2016
	—	75,000	(4)	—	16.13	08/30/2017
Charles B. Eddy III	—	6,668	(5)	—	4.06	07/22/2014
	—	20,000	(6)	—	7.72	02/08/2015
	6,250	18,750	(7)	—	16.13	08/30/2016
Jeffrey Andreson	—	50,000	(8)	—	20.20	06/21/2017
Michael Barnes	2,500	—		—	12.66	09/09/2015
	30,000	90,000	(9)	—	15.81	01/19/2016
	—	25,000	(10)	—	16.13	08/30/2017
Luke Marusiak	39,500	—		—	10.01	05/14/2014
	—	20,000	(11)	—	7.72	02/08/2015
	6,250	18,750	(12)	—	16.13	08/30/2016
	—	25,000	(13)	—	16.13	08/30/2017
Joseph Pietras	12,500	37,500	(14)	—	17.00	08/17/2016
	—	25,000	(15)	—	16.13	08/30/2017

(1)	Reflects options granted under the 2004 Equity Incentive Plan and the 1995 Stock Option Plan.

(2)	Assuming continued employment with Intevac, the shares will become exercisable on February 1, 2009.

(3)	Assuming continued employment with Intevac, 18,750 shares will become exercisable on August 30 of each 2008, 2009 and 2010.

(4)	Assuming continued employment with Intevac, 18,750 shares will become exercisable on August 30 of each 2008, 2009, 2010 and 2011.

(5)	Assuming continued employment with Intevac, the shares will become exercisable on July 22, 2008.

(6)	Assuming continued employment with Intevac, the shares will become exercisable on February 8, 2009.

(7)	Assuming continued employment with Intevac, 6,250 shares will become exercisable on August 30 of each 2008, 2009 and 2010.

(8)	Assuming continued employment with Intevac, 12,500 shares will become exercisable on June 21 of each 2008, 2009, 2010 and 2011.

(9)	Assuming continued employment with Intevac, 30,000 shares will become exercisable on January 19 of each 2008, 2009 and 2010.

(10)	Assuming continued employment with Intevac, 6,250 shares will become exercisable on August 30 of each 2008, 2009, 2010 and 2011.

(11)	Assuming continued employment with Intevac, the shares will become exercisable on February 8, 2009.

(12)	Assuming continued employment with Intevac, 6,250 shares will become exercisable on August 30 of each 2008, 2009 and 2010.

(13)	Assuming continued employment with Intevac, 6,250 shares will become exercisable on August 30 of each 2008, 2009, 2010 and 2011

(14)	Assuming continued employment with Intevac, 12,500 shares will become exercisable on August 17 of each 2008, 2009 and 2010.

(15)	Assuming continued employment with Intevac, 6,250 shares will become exercisable on August 30 of each 2008, 2009, 2010 and 2011.

Option Exercises and Stock Vested at Fiscal Year End

The following table shows all stock options exercised and value realized upon exercise by the Named Executive Officers during fiscal 2007. We have not granted any stock awards.

	Option Awards		Stock Awards
Number of
	Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name of Executive Officer	Exercise (#)	Exercise ($)(1)	Vesting (#)	Vesting ($)

Kevin Fairbairn	—	—	—	—
Charles B. Eddy III	14,332	233,432	—	—
Jeffrey Andreson	—	—	—	—
Michael Barnes	—	—	—	—
Luke Marusiak	—	—	—	—
Joseph Pietras	—	—	—	—

(1)	The value realized equals the difference between the option exercise price and the fair value of Intevac common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

Potential Payments upon Termination or Change of Control

Termination or Change of Control Arrangements

With the exception of Mr. Fairbairn, none of Intevac’s executive officers have an employment agreement with the Company. Employment of all of our executive officers may be terminated at any time at the discretion of the Board of Directors. The terms of Mr. Fairbairn’s employment are specified in his offer letter of employment.

Employment Agreement:  For Mr. Fairbairn, the terms of his employment agreement include the following:

•	In the event of the involuntary termination from his position as President and Chief Executive Officer for any reason not involving good cause, conditioned upon execution of a waiver and release of claim, the Company will continue to pay his base salary for twelve (12) months following such termination. If Intevac had terminated Mr. Fairbairn’s employment without cause on December 31, 2007, the last business day of our fiscal 2007, Mr. Fairbairn would have received his base salary of $450,008 over the following 12 months.

•	In the event of a Change of Control after which Intevac stock does not exist (such as purchase of the Company for cash), all of Mr. Fairbairn’s unvested options outstanding at that time will immediately vest. If Intevac had undergone such a Change of Control as of December 31, 2007, stock options to purchase 181,250 shares would have become immediately vested. However, 131,250 options shares would be “under water” and not provide any benefit to Mr. Fairbairn. Based on the difference between the weighted average price of the remaining options and $14.54, the closing price of Intevac common stock on December 31, 2007, the net value of the other options would have been $350,500.

•	In the event of a Change of Control in which Intevac stock survives, Mr. Fairbairn may elect either to retain his unvested options or to accelerate vesting as set forth above.

•	In the event of a Change of Control in which stock in the acquiring company is exchanged for Intevac stock and the acquiring company offers to substitute options in non-Intevac stock with an economic value equal to all of Mr. Fairbairn’s unvested Intevac options, he may either elect to accept the new stock options or accelerate vesting as set forth above.

•	In the event of a Change of Control where the acquiring company decides to not retain Mr. Fairbairn in his current position, the Company will pay Mr. Fairbairn an amount equal to twelve (12) months of his base salary in one lump sum within thirty days after the consummation of the Change of Control transaction, which would have been $450,008 as of December 31, 2007. In the event the acquiring company requests that Mr. Fairbairn continue as CEO or in an equivalent position, a contract will be established with the acquiring company requiring it to pay Mr. Fairbairn an amount equal to two times his annual salary after twelve (12) months of employment, which would be $900,016 as of December 31, 2007.

The Compensation Committee believes that the terms of this agreement with its CEO support the goals of attracting and retaining highly talented individuals by clarifying the terms of employment and reducing the risks to the executive in situations where the Company may undergo a merger or be acquired. In addition, the Compensation Committee believes that such an agreement aligns the interests of the CEO with the interests of stockholders if a qualified offer to acquire the Company is made, in that it is to the benefit of stockholders to have the CEO negotiating in the best interests of the Company without concerns regarding to his personal financial interests.

1995 Stock Option/Stock Issuance Plan:  Under the 1995 Stock Option/Stock Issuance Plan, unvested stock options would immediately accelerate in full if the employment of the executive were to be terminated either involuntarily or through a forced resignation within twelve months after any acquisition of Intevac.

2004 Equity Incentive Plan:  Under the 2004 Equity Incentive Plan, all unvested options vest in full upon an acquisition of Intevac by merger or asset sale, unless the option is assumed by the acquiring entity. Each option also includes a limited stock appreciation right which provides the holder with a right, exercisable upon the successful completion of a hostile tender offer for fifty percent or more of Intevac’s outstanding voting securities, to surrender the option to Intevac, to the extent the option is at that time exercisable for vested shares, in return for a cash distribution for each surrendered option share equal to the difference between the highest price per share of Common Stock paid in the hostile tender offer and the option exercise price.

The Board of Directors or its Compensation Committee, as administrator of the plan, has the authority to provide for the accelerated vesting of any or all outstanding options under the plan, including options held by our directors and executive officers, under such circumstances and at such times as the Compensation Committee deems appropriate, including in the event of termination of the executive or a Change of Control of Intevac.

Compensation of Directors

The following table sets forth summary information concerning compensation paid or accrued for services rendered to the Company in all capacities to the members of the Company’s Board of Directors for the fiscal year ended December 31, 2007, other than Kevin Fairbairn, whose compensation is set forth under the Summary Compensation Table, and Norman Pond, whose compensation is discussed below.

					Change in
					Pension Value
					and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)(1)	($)	($)	($)	($)

David S. Dury	33,875	—	117,907(2)	—	—	—	151,782
Stanley J. Hill	27,000	—	117,907(2)	—	—	—	144,907
Robert Lemos	27,000	—	117,907(2)	—	—	—	144,907
Ping Yang	27,000	—	225,118(3)	—	—	—	252,118

(1)	Amounts shown do not reflect compensation actually received by the director. Instead, the amounts shown are the compensation costs we recognized in fiscal 2007 for option awards as determined pursuant to FAS 123(R). The assumptions used to calculate the value of option awards are set forth under Note 3 of the notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2007 filed with the SEC on March 17, 2008.
(2)	Reflects the compensation costs recognized by Intevac in fiscal 2007 for stock option grants with the following fair value as of the grant date: (a) $63,254 for a stock option grant to purchase 10,000 shares of common stock made on May 24, 2006 at an exercise price of $22.01 per share; (b) $54,653 for a stock option grant to purchase 7,500 shares of common stock made on May 22, 2007 at an exercise price of $20.10. The directors had options to purchase the following shares of common stock outstanding at December 31, 2007: Mr. Dury: 17,500 shares; Mr. Hill: 35,500 shares; and Mr. Lemos: 37,500 shares.
(3)	Reflects the compensation costs recognized by Intevac in fiscal 2007 for stock option grants with the following fair value as of the grant date: (a) $170,465 for a stock option grant to purchase 30,000 shares of common stock made on March 20, 2006 at an exercise price of $22.40 per share; (b) $54,653 for a stock option grant to purchase 7,500 shares of common stock made on May 22, 2007 at an exercise price of $20.10. Mr. Yang had options to purchase 37,500 shares of common stock outstanding at December 31, 2007.

Standard Director Compensation Arrangements

Intevac uses a combination of cash and equity compensation to attract and retain qualified candidates to serve on our Board of Directors. The Compensation Committee of the Board of Directors conducts an annual review of director compensation and, if appropriate, recommends any changes in the type or amount of compensation to the Board of Directors. In reviewing director compensation, the Compensation Committee takes into consideration the compensation paid to non-employee directors of comparable companies, including competitive non-employee director compensation data and analyses prepared by compensation consulting firms and the specific duties and committee responsibilities of particular directors. In addition, the Compensation Committee may make recommendations or approve changes in director compensation in connection with the Compensation Committee’s administration and oversight of our 2004 Equity Incentive Plan. Any change in director compensation is approved by the Board of Directors.

Cash Compensation

Non-employee directors receive annual cash fees for service on the Board of Directors and its various committees. Intevac’s non-employee directors currently receive the following cash compensation:

•	A cash payment of $7,500 per quarter for serving as a director; and

•	An additional cash payment of $1,875 per quarter for serving as Lead Director.

Directors do not receive cash compensation for attending meetings of the Board of Directors or for serving on board committees.

Equity Compensation

Our non-employee directors are eligible to receive grants of options to purchase shares of our common stock pursuant to our 2004 Equity Incentive Plan when and as determined by our Board of Directors. During fiscal 2007, Mr. Dury, Mr. Hill, Mr. Lemos and Mr. Yang each received an option to purchase 7,500 shares under the 2004 Equity Incentive Plan.

Other Arrangements

Non-employee directors also have their travel, lodging and related expenses associated with attending Board or Committee meetings and for participating in Board-related activities paid or reimbursed by Intevac.

Compensation Arrangement with Norman Pond

As an executive officer of Intevac, the Chairman of the Board, Mr. Pond received a salary of $151,821 for fiscal 2007. In addition, Mr. Pond received a matching contribution of $2,000 under our tax-qualified 401(k) Plan, which provides for broad-based employee participation, and Mr. Pond received a payment of $17,521 under Intevac’s Profit Sharing Plan. This last amount was earned in fiscal 2007, but paid in early 2008. Intevac recognized compensation cost of $180,469 in fiscal 2007 for stock option grants with the following fair values as of the grant date: (a) $77,436 for a stock option grant to purchase 50,000 shares of common stock made on February 1, 2005 at an exercise price of $7.53 per share; (b) $43,480 for a stock option grant to purchase 10,000 shares of common stock made on May 24, 2006 at an exercise price of $22.01 per share; and (c) $54,653 for a stock option grant to purchase 7,500 shares of common stock made on May 22, 2007 at an exercise price of $20.10 per share. Mr. Pond did not receive any additional fees for attending Board or Committee meetings.

Equity Compensation Plan Information

The following table summarizes the number of outstanding shares underlying options granted to employees and directors, as well as the number of securities remaining available for future issuance, under our equity compensation plans at December 31, 2007.

(c)
	(a)	(b)	Number of Securities
	Number of Securities	Weighted-Average	Remaining
	to be Issued Upon	Exercise Price of	Available for
	Exercise of	Outstanding	Future Issuance
	Outstanding Options,	Options, Warrants	Under Equity
	Warrants	and	Compensation
Plan Category	and Rights	Rights	Plans(1)

Equity compensation plans approved by security holders(2)	2,587,854	$13.37	937,772
Equity compensation plans not approved by security holders	—	$—	—

Total	2,587,854	$13.37	937,772

(1)	Excludes securities reflected in column (a).

(2)	Included in the column (c) amount are 297,919 shares available for future issuance under our 2003 Employee Stock Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our Common Stock as of February 14, 2008, for each person or entity who is known by us to own beneficially more than 5% of the outstanding shares of our Common Stock, each of the Named Executive Officers in the Summary Compensation Table on page 28, each of our directors, and all directors and executive officers of Intevac as a group.

	Common Stock	Percentage
	Beneficially	Beneficially
Principal Stockholders, Executive Officers and Directors(1)	Owned(2)	Owned(3)

5% Stockholders:
Artisan Partners Limited Partnership(4)	2,162,100	10.0%
Barclays Global Investors(5)	1,338,697	6.2%
DCM Partners LLC(6)	2,105,930	9.7%
T. Rowe Price Associates, Inc(7)	2,421,900	11.2%
Named Executive Officers:
Kevin Fairbairn(8)	261,442	1.2%
Charles B. Eddy(9)	87,190	*
Jeffrey Andreson(10)	3,750	*
Michael Barnes(11)	64,034	*
Luke Marusiak(12)	50,171	*
Joseph Pietras(13)	12,500	*
Directors:
David S. Dury(14)	32,500	*
Stanley J. Hill(15)	20,500	*
Robert Lemos(16)	25,500	*
Norman H. Pond(17)	784,485	3.6%
Ping Yang(18)	15,000	*
All directors and executive officers as a group (13 persons)(19)	1,411,812	6.4%

*	Less than 1%

(1)	Unless otherwise indicated in their respective footnote, the address for each listed person is c/o Intevac, Inc., 3560 Bassett Street, Santa Clara, CA 95054

(2)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares over which the individual or entity has the right to acquire within 60 days of February 14, 2008, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(3)	The total number of shares of Common Stock outstanding as of February 14, 2008 was 21,674,698.

(4)	The address of Artisan Partners Limited Partnership is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 14, 2008.

(5)	Includes (i) 710,509 shares beneficially owned by Barclays Global Investors, NA, (ii) 606,063 shares beneficially owned by Barclays Global Fund Advisors and (iii) 22,125 shares beneficially owned by Barclays Global Investors, LTD. The address of Barclays Global Investors, NA is 45 Fremont Street, San Francisco, CA 94105. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 14, 2008.

(6)	The address of DCM Partners LLC is 909 Third Avenue, 30th Floor, New York, NY 10022. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 14, 2008.

(7)	These securities are owned by various individual investors and institutional investors, including T. Rowe Price New Horizons Fund, Inc. (which owns 1,300,000 shares, representing 6.0% of the shares outstanding), which T. Rowe Price Associates, Inc. (Price Associates) serves as investment advisor with power to direct investment and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 14, 2008.

(8)	Includes 243,519 shares subject to options exercisable within 60 days of February 14, 2008.

(9)	Includes 80,940 shares held by the Eddy Family Trust DTD 02/09/00, whose trustees are Charles Brown Eddy III and Melissa White Eddy, and 6,250 shares subject to options exercisable within 60 days of February 14, 2008.

(10)	Includes 3,000 shares held by the Jeffrey and Maureen Andreson Trust DTD 03/16/99, whose trustees are Jeffrey Andreson and Maureen Andreson.

(11)	Includes 62,500 shares subject to options exercisable within 60 days of February 14, 2008.

(12)	Includes 45,750 shares subject to options exercisable within 60 days of February 14, 2008.

(13)	Includes 12,500 shares subject to options exercisable within 60 days of February 14, 2008.

(14)	Includes 2,500 shares subject to options exercisable within 60 days of February 14, 2008.

(15)	Includes 20,500 shares subject to options exercisable within 60 days of February 14, 2008.

(16)	Includes 22,500 shares subject to options exercisable within 60 days of February 14, 2008.

(17)	Includes 759,628 shares held by the Norman Hugh Pond and Natalie Pond Trust DTD 12/23/80, 22,357 shares held by the Pond 1996 Charitable Remainder Unitrust, both of whose trustees are Norman Hugh Pond and Natalie Pond, and 2,500 shares subject to options exercisable within 60 days of February 14, 2008.

(18)	Includes 15,000 shares subject to options exercisable within 60 days of February 14, 2008.

(19)	Includes 482,269 shares subject to options exercisable within 60 days of February 14, 2008.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

In accordance with our Code of Business Conduct and Ethics and our Director Code of Ethics and the charter for the Audit Committee of the Board of Directors, our Audit Committee reviews and approves in advance in writing any proposed related person transactions. The most significant related person transactions, as determined by the Audit Committee, must be reviewed and approved in writing in advance by our Board of Directors. Any related person transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC. For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

Related Person Transactions

We did not enter into any transactions, and no relationships existed during the fiscal year ending December 31, 2007, which are required to be disclosed pursuant to Item 404 of Regulation S-K.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership on Form 3, and reports of changes in ownership on Form 4 or Form 5, of our Common Stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish Intevac with copies of all Section 16(a) forms they file.

Based solely upon review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that during the fiscal year ended December 31, 2007, our officers, directors and holders of more than ten percent of our Common Stock complied with all Section 16(a) filing requirements.

AUDIT COMMITTEE REPORT

AUDIT COMMITTEE REPORT

The primary role of the Audit Committee is to provide oversight and monitoring of Intevac’s management and the independent registered public accounting firm and their activities with respect to Intevac’s financial reporting process. In the performance of its oversight function, the Audit Committee has:

•	reviewed and discussed the audited financial statements with Grant Thornton LLP and management;

•	discussed with Grant Thornton LLP, Intevac’s independent public accountants, the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect;

•	received from Grant Thornton LLP the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and discussed with Grant Thornton LLP their independence; and

•	considered whether the provision of services covered by Fees Paid To Accountants For Services Rendered is compatible with maintaining the independence of Grant Thornton LLP.

Based upon the review and discussions described in this Report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Intevac’s Annual Report on Form 10-K for the year ended December 31, 2007.

Respectfully submitted by the members of the Audit Committee of the Board of Directors

David S. Dury (Chairman)
Stanley J. Hill
Robert Lemos

OTHER BUSINESS

The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

/s/  Jeffrey Andreson
JEFFREY ANDRESON
Vice President, Finance and Administration,
Chief Financial Officer, Treasurer and Secretary

April 3, 2008

Appendix A
INTEVAC, INC.
2004 EQUITY INCENTIVE PLAN
     1. Purposes of the Plan. The purposes of this Plan are:
•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.
          The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Stock Appreciation Rights, Performance Units and Performance Shares.
     2. Definitions. As used herein, the following definitions will apply:
          (a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.
          (b) “Affiliated SAR” means a SAR that is granted in connection with a related Option, and which automatically will be deemed to be exercised at the same time that the related Option is exercised.
          (c) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.
          (d) “Award” means, individually or collectively, a grant under the Plan of Options, SARs, Restricted Stock, Performance Units or Performance Shares.
          (e) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.
          (f) “Awarded Stock” means the Common Stock subject to an Award.
          (g) “Board” means the Board of Directors of the Company.
          (h) “Change in Control” means the occurrence of any of the following events:
               (i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act),

directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or
               (ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;
               (iii) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or
               (iv) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.
          (i) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.
          (j) “Committee” means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.
          (k) “Common Stock” means the common stock of the Company, or in the case of Performance Units, the cash equivalent thereof.
          (l) “Company” means Intevac, Inc., a California corporation, or any successor thereto.
          (m) “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.
          (n) “Cost of Sales as a Percentage of Sales” means as to any Performance Period, the Company’s cost of sales stated as a percentage of sales, determined in accordance with generally accepted accounting principles.
          (o) “Director” means a member of the Board.
          (p) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

          (q) “Earnings Per Share” means as to any Performance Period, the Company’s Profit After Tax, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding, determined in accordance with generally accepted accounting principles.
          (r) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.
          (s) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          (t) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have lower exercise prices and different terms), Awards of a different type, and/or cash, and/or (ii) the exercise price of an outstanding Award is reduced. The terms and conditions of any Exchange Program will be determined by the Administrator in its sole discretion.
          (u) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
               (i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
               (ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
               (iii) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.
          (v) “Fiscal Year” means the fiscal year of the Company.
          (w) “Free Cash Flow” means as to any Performance Period, the Company’s earnings before interest, taxes, depreciation and amortization (EBITDA), determined in accordance with generally accepted accounting principles.
          (x) “Freestanding SAR” means a SAR that is granted independently of any Option.

          (y) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
          (z) “Inside Director” means a Director who is an Employee.
          (aa) “Marketing and Sales Expenses as a Percentage of Sales” means as to any Performance Period, the Company’s marketing and sales expenses stated as a percentage of sales, determined in accordance with generally accepted accounting principles.
          (bb) “Net Income as a Percentage of Sales” means as to any Performance Period, the Company’s net income stated as a percentage of sales, determined in accordance with generally accepted accounting principles.
          (cc) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.
          (dd) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
          (ee) “Operating Margin” means as to any Performance Period, the Company’s net operating income divided by Revenues, determined in accordance with generally accepted accounting principles.
          (ff) “Option” means a stock option granted pursuant to the Plan.
          (gg) “Outside Director” means a Director who is not an Employee.
          (hh) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
          (ii) “Participant” means a Service Provider who holds an outstanding Award granted under the Plan.
          (jj) “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Cost of Sales as a Percentage of Sales, (b) Earnings Per Share, (c) Free Cash Flow, (d) Marketing and Sales Expenses as a Percentage of Sales, (e) Net Income as a Percentage of Sales, (f) Operating Margin, (g) Revenue, (h) Total Shareholder Return and (i) Working Capital. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, passage of time and/or against another company or companies), (iii) on a per-share basis, (iv) against the performance of the Company as a whole or a segment of the Company and/or (v) on a pre-tax or after-tax basis. Prior to the latest possible date that will not jeopardize an Award’s qualification as “performance-based compensation” under Section 162(m) of the Code, the Committee shall determine whether any element(s) or item(s) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants.
          (kk) “Performance Period” means the time period of any Fiscal Year or such longer period as determined by the Committee in its sole discretion during which the performance objectives must be met.
          (ll) “Performance Share” means an Award granted to a Participant pursuant to Section 10.
          (mm) “Performance Unit” means an Award granted to a Participant pursuant to Section 10.
          (nn) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.
          (oo) “Plan” means this 2004 Equity Incentive Plan.
          (pp) “Profit After Tax” means as to any Performance Period, the Company’s income after taxes, determined in accordance with generally accepted accounting principles.
          (qq) “Restricted Stock” means shares of Common Stock issued pursuant to a Restricted Stock award under Section 8 of the Plan or issued pursuant to the early exercise of an Option.
          (rr) “Revenue” means as to any Performance Period, the Company’s net revenues generated from third parties, determined in accordance with generally accepted accounting principles.
          (ss) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
          (tt) “Section 16(b)” means Section 16(b) of the Exchange Act.
          (uu) “Service Provider” means an Employee, Director or Consultant.
          (vv) “Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.
          (ww) “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a SAR.
          (xx) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

          (yy) “Tandem SAR” means a SAR that is granted in connection with a related Option, the exercise of which will require forfeiture of the right to purchase an equal number of Shares under the related Option (and when a Share is purchased under the Option, the SAR will be canceled to the same extent).
          (zz) “Total Shareholder Return” means as to any Performance Period, the total return (change in share price plus reinvestment of any dividends) of a Share.
          (aaa) “Unvested Awards” shall mean Options or Restricted Stock that (i) were granted to an individual in connection with such individual’s position as an Employee and (ii) are still subject to vesting or lapsing of Company repurchase rights or similar restrictions.
          (bbb) “Working Capital” means the Company’s current assets minus current liabilities, determined in accordance with generally accepted accounting principles.
     3. Stock Subject to the Plan.
          (a) Stock Subject to the Plan. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares that may be optioned and sold under the Plan is 1,200,000 Shares plus (a) the number of shares which have been reserved but not issued under the Company’s 1995 Stock Option/Stock Issuance Plan (the “1995 Plan”) as of the effective date of the Plan, and (b) any Shares returned to the 1995 Plan as a result of termination of options or repurchase of Shares issued under such plan. The Shares may be authorized, but unissued, or reacquired Common Stock. Shares shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. Upon payment in Shares pursuant to the exercise of an SAR, the number of Shares available for issuance under the Plan shall be reduced only by the number of Shares actually issued in such payment. If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of Shares owned by the Participant, the number of Shares available for issuance under the Plan shall be reduced by the gross number of Shares for which the Option is exercised. Notwithstanding anything to the contrary herein, the total number of Shares subject to Awards other than Options or SARs that were granted at per Share exercise prices equal to 100% of Fair Market Value per Share on the grant date may not exceed 20% of the Shares reserved for issuance under the Plan.
          (b) Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Exchange Program, or, with respect to Options, Restricted Stock, Performance Shares or Performance Units, is forfeited back to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and SARs, the forfeited or repurchased Shares) which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to SARs, only Shares actually issued pursuant to an SAR shall cease to be available under the Plan; all remaining Shares under SARs shall remain available for future grant or sale under the Plan (unless the Plan has terminated). However, Shares that have actually been issued under the Plan under any Award shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if unvested Shares of Restricted Stock, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares shall become available for future grant under the Plan. To the extent an Award under the Plan is paid out in cash rather than stock, such cash payment shall not result in reducing the number of Shares available for issuance under the Plan.
     4. Administration of the Plan.
          (a) Procedure.
               (i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.
               (ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Options granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.
               (iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.
               (iv) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.
          (b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:
               (i) to determine the Fair Market Value;
               (ii) to select the Service Providers to whom Awards may be granted hereunder;
               (iii) to determine the number of Shares to be covered by each Award granted hereunder;
               (iv) to approve forms of agreement for use under the Plan;
               (v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;
               (vi) to institute an Exchange Program;
               (vii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

               (viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws and/or qualifying for preferred tax treatment under applicable foreign laws;
               (ix) to modify or amend each Award (subject to Section 17(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Awards longer than is otherwise provided for in the Plan;
               (x) to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares or cash to be issued upon exercise or vesting of an Award that number of Shares or cash having a Fair Market Value equal to the minimum amount required to be withheld. The Fair Market Value of any Shares to be withheld will be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares or cash withheld for this purpose will be made in such form and under such conditions as the Administrator may deem necessary or advisable;
               (xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
               (xii) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award;
               (xiii) to make all other determinations deemed necessary or advisable for administering the Plan.
          (c) Exchange Program. Notwithstanding anything in this Plan to the contrary, the Administrator shall not have the authority to institute an Exchange Program without the consent of the shareholders.
          (d) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.
     5. Eligibility. Nonstatutory Stock Options, Restricted Stock, Stock Appreciation Rights, Performance Units and Performance Shares may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.
     6. Limitations.
          (a) Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

          (b) The following limitations will apply to grants of Options and Stock Appreciation Rights with an exercise price equal to or exceeding 100% of Fair Market Value on the grant date:
               (i) No Service Provider will be granted, in any Fiscal Year, Options or SARs to purchase more than 200,000 Shares.
               (ii) In connection with his or her initial service, a Service Provider may be granted Options or SARs to purchase up to an additional 300,000 Shares, which will not count against the limit set forth in Section 6(b)(i) above.
               (iii) The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 13.
               (iv) If an Option or SAR is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 13), the cancelled Option or SAR will be counted against the limits set forth in subsections (i) and (ii) above. For this purpose, if the exercise price of an Option is reduced, the transaction will be treated as a cancellation of the Option and the grant of a new Option.
     7. Stock Options.
          (a) Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.
          (b) Option Exercise Price and Consideration.
               (i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:
                    (1) In the case of an Incentive Stock Option
                         a) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant.
                         b) granted to any Employee other than an Employee described in paragraph (a) immediately above, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

                    (2) In the case of a Nonstatutory Stock Option, the per Share exercise price will be determined by the Administrator. In the case of a Nonstatutory Stock Option intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.
                    (3) Notwithstanding the foregoing, Incentive Stock Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a merger or other corporate transaction.
               (ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.
               (iii) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note; (4) other Shares, provided Shares acquired directly or indirectly from the Company, (A) have been owned by the Participant and not subject to substantial risk of forfeiture for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option will be exercised; (5) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan; (6) a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant’s participation in any Company-sponsored deferred compensation program or arrangement; (7) any combination of the foregoing methods of payment; or (8) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.
          (c) Exercise of Option.
               (i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.
                    An Option will be deemed exercised when the Company receives: (x) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (y) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Awarded Stock, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Plan.
                    Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.
          (d) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
          (e) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
          (f) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

          (g) Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares an Option previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Participant at the time that such offer is made.
     8. Restricted Stock.
          (a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine provided that during any Fiscal Year, no Service Provider shall receive more than 125,000 Shares of Restricted Stock except that such Service Provider may receive up to an additional 175,000 Shares of Restricted Stock in the fiscal year of the Company in which his or her service as a Service Provider first commences.
          (b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.
          (c) Transferability. Except as provided in this Section 8, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.
          (d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.
               (i) General Restrictions. The Administrator may set restrictions based upon the achievement of specific performance objectives (Company-wide, departmental, or individual), applicable federal or state securities laws, or any other basis determined by the Committee in its discretion.
               (ii) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Restricted Stock to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock under Section 162(m) of the Code (e.g., in determining the Performance Goals).
          (e) Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

          (f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.
          (g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.
          (h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.
     9. Stock Appreciation Rights.
          (a) Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion. The Administrator may grant Affiliated SARs, Freestanding SARs, Tandem SARs, or any combination thereof.
          (b) Number of Shares. The Administrator will have complete discretion to determine the number of SARs granted to any Service Provider, subject to the limits set forth in Section 6.
          (c) Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Plan; provided, however, that no SAR may have a term of more than ten (10) years from the date of grant. However, the exercise price of Tandem or Affiliated SARs will equal the exercise price of the related Option.
          (d) Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. With respect to a Tandem SAR granted in connection with an Incentive Stock Option: (a) the Tandem SAR will expire no later than the expiration of the underlying Incentive Stock Option; (b) the value of the payout with respect to the Tandem SAR will be for no more than one hundred percent (100%) of the difference between the exercise price of the underlying Incentive Stock Option and the Fair Market Value of the Shares subject to the underlying Incentive Stock Option at the time the Tandem SAR is exercised; and (c) the Tandem SAR will be exercisable only when the Fair Market Value of the Shares subject to the Incentive Stock Option exceeds the Exercise Price of the Incentive Stock Option.
          (e) Exercise of Affiliated SARs. An Affiliated SAR will be deemed to be exercised upon the exercise of the related Option. The deemed exercise of an Affiliated SAR will not necessitate a reduction in the number of Shares subject to the related Option.

          (f) Exercise of Freestanding SARs. Freestanding SARs will be exercisable on such terms and conditions as the Administrator, in its sole discretion, will determine.
          (g) SAR Agreement. Each SAR grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.
          (h) Expiration of SARs. An SAR granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Sections 7(d), 7(e) and 7(f) also will apply to SARs.
          (i) Payment of SAR Amount. Upon exercise of an SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:
               (i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times
               (ii) The number of Shares with respect to which the SAR is exercised.
     At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.
          (j) Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares a Stock Appreciation Right previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Participant at the time that such offer is made.
     10. Performance Units and Performance Shares.
          (a) Grant of Performance Units/Shares. Subject to the terms and conditions of the Plan, Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Service Provider, provided that during any Fiscal Year, (a) no Service Provider shall receive Performance Units having an initial value greater than $750,000, except that such Service Provider may receive Performance Units in the fiscal year of the Company in which his or her service as an Employee first commences with an initial value no greater than $750,000, and (b) no Service Provider shall receive more than 125,000 Performance Shares, except that such Service Provider may receive up to an additional 175,000 Performance Shares in the fiscal year of the Company in which his or her service as a Service Provider first commences. The Administrator will have complete discretion in determining the conditions that must be satisfied.
          (b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

          (c) Performance Objectives and Other Terms. The Administrator will set performance objectives in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.
          (d) Section 162(m) Performance Objectives. For purposes of qualifying grants of Performance Units and/or Performance Shares as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may determine that the performance objectives applicable to Performance Units and/or Performance Shares shall be based on the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Performance Units and/or Performance Shares to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Performance Units and/or Performance Shares which are intended to qualify under Section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Performance Units and/or Performance Shares under Section 162(m) of the Code (e.g., in determining the Performance Goals).
          (e) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives for such Performance Unit/Share.
          (f) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.
          (g) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.
     11. Leaves of Absence. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence, such that vesting shall cease on the first day of any unpaid leave of absence and shall only recommence upon return to active service. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the

Company is not so guaranteed, then three months following the 91st day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.
     12. Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.
     13. Adjustments; Dissolution or Liquidation; or Change in Control.
          (a) Adjustments. Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Award, the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award and the number of Shares as well as the price per share of Common Stock covered by each such outstanding Award and the 162(m) annual share issuance limits under Section 3, 6, 8(a), 9(b) and 10(a) shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.
          (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Option or SAR until ten (10) days prior to such transaction as to all of the Awarded Stock covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award shall lapse 100%, and that any Award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised (with respect to Options and SARs) or vested (with respect to other Awards), an Award will terminate immediately prior to the consummation of such proposed action.
          (c) Change in Control.
               (i) Stock Options and SARS. In the event of a Change in Control, each outstanding Option and SAR shall be assumed or an equivalent option or SAR substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option or SAR, the Participant shall fully vest in and have the right to exercise the Option or SAR as to all of the Awarded Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option or SAR becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator shall notify the Participant in writing or electronically that the Option or SAR shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Option or SAR shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option or SAR shall be considered assumed if, following the Change in Control, the option or stock appreciation right confers the right to purchase or receive, for each Share of Awarded Stock subject to the Option or SAR immediately prior to Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or SAR, for each Share of Awarded Stock subject to the Option or SAR, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control. Notwithstanding anything herein to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.
               (ii) Restricted Stock, Performance Shares and Performance Units. In the event of a Change in Control, each outstanding Restricted Stock, Performance Share and Performance Unit award shall be assumed or an equivalent Restricted Stock, Performance Share and Performance Unit award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Restricted Stock, Performance Share or Performance Unit award, the Participant shall fully vest in the Restricted Stock, Performance Share or Performance Unit including as to Shares (or with respect to Performance Units, the cash equivalent thereof) which would not otherwise be vested. For the purposes of this paragraph, a Restricted Stock, Performance Share and Performance Unit award shall be considered assumed if, following the Change in Control, the award confers the right to purchase or receive, for each Share (or with respect to Performance Units, the cash equivalent thereof) subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received, for each Share and each unit/right to acquire a Share subject to the Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control. Notwithstanding anything herein to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.
     14. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.
     15. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.
     16. Term of Plan. Subject to Section 20 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years unless terminated earlier under Section 17 of the Plan.
     17. Amendment and Termination of the Plan.
          (a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.
          (b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.
          (c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
     18. Conditions Upon Issuance of Shares.
          (a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.
          (b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

     19. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.
     20. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
INTEVAC, INC.
     Kevin Fairbairn and Jeffrey Andreson, or either of them, are hereby appointed as the lawful agents and proxies of the undersigned (with all powers the undersigned would possess if personally present, including full power of substitution) to represent and to vote all shares of capital stock of Intevac, Inc. which the undersigned is entitled to vote at our Annual Meeting of Shareholders on May 15, 2008, and at any adjournments or postponements thereof, as follows on the reverse side.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

The Board of Directors recommends a vote FOR each of the proposals below. This Proxy will be voted as directed, or, if no direction is indicated, will be voted FOR each of the proposals below and at the discretion of the persons named as proxies upon such other matters as may properly come before the meeting. This proxy may be revoked at any time before it is voted.
1.	The election of all nominees listed below for the Board of Directors, as described in the Proxy Statement:
Nominees: Norman H. Pond, Kevin Fairbairn, David S. Dury, Stanley J. Hill, Robert Lemos, and Ping Yang

FOR ☐	WITHHELD ☐
     (INSTRUCTION: To withhold authority to vote for any individual nominee, write such name or names in the space provided below.)
2.	Proposal to approve an amendment to increase the maximum number of shares of Common Stock authorized for issuance under the Company’s 2004 Equity Incentive Plan by 500,000 shares:

FOR ☐	AGAINST ☐	ABSTAIN ☐
4.	Proposal to ratify the appointment of Grant Thornton LLP as independent public accountants of Intevac for the fiscal year ending December 31, 2008:

FOR ☐	AGAINST ☐	ABSTAIN ☐
5.	Transaction of any other business which may properly come before the meeting and any adjournment or postponement thereof.

DATE:                                                                 , 2008

(Signature)

(Signature if held jointly)
     (Please sign exactly as shown on your stock certificate and on the envelope in which this proxy was mailed. When signing as partner, corporate officer, attorney, executor, administrator, trustee, guardian or in any other representative capacity, give full title as such and sign your own name as well. If stock is held jointly, each joint owner should sign.)
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY,
USING THE ENCLOSED ENVELOPE.